Registration Statement No. 333-182811

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 2)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

I-LEVEL MEDIA GROUP INCORPORATED
(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of incorporation or organization)	7310 (Primary Standard Industrial Classification Code Number)	98-0466350 (I.R.S. Employer Identification No.)

902, B1, KangBao Huayuan, #8 Gongran Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020 Telephone: 86-10-65-911-544
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francis Chiew
President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director
902, B1, KangBao Huayuan, #8 Gongran Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020
Telephone: 86-10-65-911-544
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, par value $0.001 per share	22,000,000	$0.005	$110,000	$12.61

(1)	Includes shares of our common stock, par value $0.001 per share, currently owned by the selling stockholders named herein (each a “Selling Stockholder”), all of which may be offered pursuant to this registration statement. In the event of a stock split, stock dividend or similar transaction involving the common shares of the registrant, in order to prevent dilution, the number of shares of common stock registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the United States Securities Act of 1933, as amended (the “Securities Act”). Because we are a shell company, the Selling Stockholders are considered underwriters within the meaning of Section 2(11) of the Securities Act.

(2)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act. The offering is deemed to be an indirect primary offering by our Company through the Selling Stockholders as underwriters, such that the offering price of the shares must be fixed for the duration of the offering. The offering price has been fixed at $0.005 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

The information in this prospectus is not complete and may be changed. The Selling Stockholders (as defined below) may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

I-LEVEL MEDIA GROUP INCORPORATED
a Nevada corporation

22,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 22,000,000 shares of our common stock that may be sold, from time to time, by the selling stockholders (each, a “Selling Stockholder”) named in this prospectus for their own account.  Because we are a shell company, the Selling Stockholders are considered underwriters within the meaning of Section 2(11) of the U.S. Securities Act of 1933, as amended (the “Securities Act”).

These transactions are described in this prospectus under “Selling Stockholders.”

Our common stock is quoted on the OTCQB under the symbol “ILVL”.  The last trade of our common stock was on December 18, 2012, and the closing price on that date was $0.21 per share.  We do not have any securities that are currently traded on any other exchange or quotation system.

The offering of the shares by the Selling Stockholders in this prospectus is deemed to be an indirect primary offering by our Company through the Selling Stockholders as underwriters, such that the offering price of the shares must be fixed for the duration of the offering.  The offering price has been fixed at $0.005 per share.  We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders.

We agreed to bear substantially all of the expenses in connection with the registration and resale of the shares offered hereby (other than selling commissions).

We are a shell company as defined in Rule 405 under the Securities Act.   As such, pursuant to Rule 144(i) under the Securities Act, our shares will not be able to be sold pursuant to Rule 144 until we cease to be considered a shell company and twelve months have elapsed from the date we have filed adequate information (Form 10 information) with the SEC disclosing that we are not longer a shell company.

Investors are cautioned as to the highly illiquid nature of an investment in our shares.

The purchase of the securities offered by this prospectus involves a high degree of risk.  You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully read and consider the section of this prospectus entitled “Risk Factors” beginning on page 6 before buying any shares of our common stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is <>, 2013.

__________

The following table of contents has been designed to help you find important information contained in this prospectus.  We encourage you to read the entire prospectus.

TABLE OF CONTENTS

Item	Page No.

__________

In this prospectus, unless otherwise specified references to “i-Level”, “the Company”, “our Company”, “we”, “us” or “our” mean i-Level Media Group Incorporated, unless the context otherwise requires.  All financial information is stated in United States dollars unless otherwise specified.  Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

SUMMARY

The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

The Company

General

We are a development stage company currently focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors, specifically, in the area of mobile banking and payment applications systems through an acquisition of Telupay PLC (“Telupay”), a limited liability company under the laws of the Jersey Channel Islands.  On December 13, 2012, we entered into a definitive merger agreement and plan of merger (the “Merger Agreement”) with Telupay, which contemplates Telupay merging with and into a wholly owned subsidiary of our Company in a stock-for-stock merger to be effected under the laws of Nevada, as more fully described below under “Plan of Operations.”  The merger is subject to various conditions, including the approval of Telupay’s shareholders.  Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems.  Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Our financial statements included herein have been prepared on a going concern basis, which implies we will continue to discharge our liabilities in the normal course of business.  We have not had operations and have not generated any revenues since December 1, 2008.  As such, we are considered a shell company.  Our continuation as a going concern is dependent upon our ability to reorganize our share capital, obtain equity financing and secure new business operations.  As at September 30, 2012, we had no assets and debt of $843,679 and accumulated losses of $5,448,653 since inception.  These factors raise substantial doubt regarding our ability to continue as a going concern.

Our principal offices are located at 902, B1, KangBao Huayuan, #8 Gongren Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020, and our telephone number is +86 10-65-911-544.

Plan of Operations

As indicated above, at the present time, we are focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors, specifically, in the area of mobile banking and payment applications systems through an acquisition of Telupay.  We estimate that we will require financing in the amount of approximately $100,000 over the next twelve months to sustain the minimal operations of our shell company and eventually recommence operations.

On December 13, 2012, we entered into a definitive Merger Agreement with Telupay, a limited liability company under the laws of the Jersey Channel Islands, which contemplates Telupay merging with and into a wholly owned subsidiary of our Company (“i-Level Mergeco”) in a stock-for-stock merger.  Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems.  Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Upon completion of the merger, it is anticipated that approximately 58,579,196 shares of i-Level common stock will be issued to the former Telupay stockholders to acquire Telupay.

Under the terms of the Merger Agreement, Telupay’s stockholders will receive 1.2 shares of i-Level common stock for every one share of Telupay common stock. With 48,815,997 shares of Telupay common stock outstanding, it is anticipated that approximately 58,579,196 shares of i-Level common stock will be issued to the former Telupay stockholders upon completion of the merger, representing approximately 77% of the issued and outstanding common stock of i-Level. Based on the closing market price of i-Level’s common stock of $0.09 per share on December 13, 2012, the total share consideration to be issued to Telupay’s stockholders will have value of approximately $5,272,128.  Upon completion of the merger, i-Level Mergeco will be the surviving corporation and become vested with all of Telupay’s assets and property as well as liabilities and obligations.

The exchange ratio which determines the number of shares of i-Level common stock that are to be issued on completion of the merger to the Telupay stockholders is subject to reduction by the shares of Telupay common stock held by those stockholders, if any, who elect to exercise dissent rights under Jersey, Channel Islands law. The exchange ratio also may be adjusted by good faith negotiation between the parties, if required, having regard to the results of the due diligence investigation of either party’s business and affairs by the other party.

The Merger Agreement requires at closing that i-Level’s present Chief Executive Officer, Francis Chiew, shall tender back to the treasury or i-Level for cancellation an aggregate of 47,000,000 restricted common shares of i-Level from his present holdings.

The merger is subject to various other conditions, including: the approval of the stockholders of Telupay; completion within 30 days by each party, to its satisfaction, of due diligence investigation of the other party’s business and affairs to determine the feasibility, economic or otherwise, of the merger (which due diligence has been completed by both parties as of the date hereof); the number of holders of Telupay common stock exercising dissent rights available to them under Jersey, Channel Islands law shall not exceed 15% of the total issued and outstanding shares of Telupay common stock; and other customary conditions.

In short, it is our intention to acquire Telupay, an operating company.  If we successfully achieve this acquisition, we plan on filing the appropriate Form 10 information.

The Offering

The Issuer:	i-Level Media Group Incorporated

The Selling Stockholders:	The Selling Stockholders are comprised of certain of our existing stockholders who acquired our securities as described below. The Selling Stockholders are named in this prospectus under “Selling Stockholders”. Because we are a shell company, the Selling Stockholders are considered underwriters within the meaning of Section 2(11) of the Securities Act.

Shares Offered by the Selling Stockholders:	The Selling Stockholders are offering up to an aggregate of 22,000,000 shares of our common stock which were issued to them at a deemed issuance price of $0.002 per share in a shares for debt private placement that closed on March 31, 2012.

Offering Price:	The offering of the shares by the Selling Stockholders in this prospectus is deemed to be an indirect primary offering by our Company through the Selling Stockholders as underwriters, such that the offering price of the shares must be fixed for the duration of the offering. The offering price has been fixed at $0.005 per share. Refer to “Plan of Distribution”.

Terms of the Offering:	The Selling Stockholders will determine when and how they will sell the common stock offered in this prospectus. Refer to “Plan of Distribution”.

Termination of the Offering:	The offering will conclude when all of the 22,000,000 shares of common stock have been sold, the shares no longer need to be registered to be sold or we decide to terminate the registration of shares.

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Stockholders.

Market for our Common Stock:	Our common stock is quoted on the OTCQB under the symbol “ILVL”. The last trade of our common stock was on December 18, 2012, and the closing price on that date was $0.21 per share. We do not have any securities that are currently traded on any other exchange or quotation system.

Outstanding Shares of Common Stock:	There were 75,918,825 shares of common stock outstanding as of January 21, 2013, of which 53,000,000 are held by our sole officer and director. As such, the shares being offered by the Selling Stockholders represent approximately 96% of our outstanding shares held by non-affiliates.

Risk Factors:	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with: (i) our audited financial statements as at December 31, 2011 and 2010, and for the period from our inception (August 23, 2005) to December 31, 2011, together with the notes to these financial statements; (ii) our unaudited financial statements for the nine month period ended September 30, 2012 and 2011, together with the notes to these financial statements; and (iii) the section of this prospectus entitled “Management’s Discussion and Analysis or Plan of Operations”, included elsewhere herein.

Balance Sheet Data

	As at September 30, 2012	As at December 31, 2011	As at December 31, 2010
	(Unaudited) $	(Audited) $	(Audited) $
Cash	-	-	-
Working capital (deficit)	(843,679)	(827,300)	(733,258)
Total assets	-	-	-
Total liabilities	843,679	827,300	733,258
Total stockholders’ equity (deficit)	(843,679)	(827,300)	(733,258)

Statement of Operations Data

	For the Period from Inception (August 23, 2005) to September 30, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010
	(Unaudited) $	(Unaudited) $	(Unaudited) $	(Audited) $	(Audited) $
Revenues	-	-	-	-	-
Expenses
Consulting fees	406,080	36,000	36,000	48,000	48,000
Professional	292,046	80,119	15,000	15,000	-
General & administrative	621,378	7,431	3,595	7,295	3,902
Total operating expenses	1,319,504	123,550	54,595	70,295	51,902
Loss from operations	(1,319,504)	(123,550)	(54,595)	(70,295)	(51,902)
Other income (expense)
Forgiveness of debt	15,640	15,640	-	-	-
Foreign currency loss	(601)	(601)	-	-	-
Interest expense, net	(69,818)	(29,937)	(29,828)	(40,467)	(39,880)
Total other income (expense)	(54,779)	(14,898)	(33,915)	(40,467)	(39,880)
Net loss from continuing operations	(1,374,283)	(138,448)	(88,510)	(110,175)	(92,369)
Extraordinary items:
Net loss on sale of subsidiary	(1,018,001)	-	-	-	-
Loss before discontinued operations	(5,447,638)	(138,448)	(88,510)	(110,175)	(92,369)
Discontinued operations	(3,055,354)	-	-	-	-
Net loss	(5,447,638)	(138,448)	(88,510)	(110,175)	(92,369)
Net loss per share		-	-	(0.02)	(0.10)

The following unaudited pro forma financial information (the “Pro-Forma Statements”) gives effect to the consummation of the acquisition of Telupay PLC by i-Level Media Group Incorporated and are presented as if they had occurred at September 30, 2012.  The Pro Forma Statements should be read in conjunction with the audited and interim financial statements of Telupay and i-Level appearing elsewhere herein. The Pro-Forma Statements do not purport to represent results of operations or financial position would actually have been if the aforementioned acquisition of Telupay by i-Level in fact had occurred at September 30, 2012, or to project results of operations or financial position for any future periods or at any future date.

Pro-Forma Balance Sheet as of September 30, 2012
Unaudited – Prepared by Management

	Telupay $	I-Level $	Acquisition of Telupay $	Pro-Forma Adjustments $	Pro-Forma Balance Sheet $
ASSETS
Current Assets
Cash	54,757	-	-	-	54,757
Accounts receivable	20,730	-	-	-	20,730
Other receivable	4,640	-	-	-	4,640
Prepaid expenses	9,324	-	-	-	9,324
Total Current Assets	89,451	-	-	-	89,451
Property and equipment	47,225	-	-	-	47,225
Capitalized software development costs	180,348	-	-	-	180,348
Other noncurrent assets	46,953	-	-	-	46,953
Investment in Telupay PLC	-	-	12,300,000	(12,300,000)	-
Total Other Assets	227,301	-	-	-	227,301
Total assets	363,977	-	12,300,000	(12,300,000)	363,977

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	254,924	208,373	-	-	463,297
Accounts payable and accrued expenses – related parties	273,302	59,000	-	-	332,302
Deferred revenue	27,880	-	-	-	27,880
Notes payable	-	576,306	-	-	576,306
Notes payable – related parties	354,278	-	-	-	354,278
Convertible notes payable	150,000	-	-	-	150,000
Convertible notes payable – related parties	175,000	-	-	-	175,000
Total Current Liabilities	1,235,384	843,679	-	-	2,079,063
Deferred Tax Liability	552	-	-	-	552
Total Liabilities	1,235,936	843,679	-	-	2,079,615

Stockholders' Deficit
Common stock	751,274	75,919	11,579	(751,274)	87,498
Additional paid-in capital	5,535,993	4,535,075	12,288,421	(16,997,379)	5,362,110
Cumulative translation adjustments	27,776	(6,020)	-	-	21,756
Accumulated Deficit	(7,187,002)	(5,448,653)	-	5,448,653	(7,187,002)
Total Stockholders' Deficit	(871,959)	(843,679)	12,300,000	(12,300,000)	(1,715,638)
Total Liabilities and Stockholders' Deficit	363,977	-	12,300,000	(12,300,000)	363,977

Pro-Forma Statements of Operations
For the twelve months ended September 30, 2012
Unaudited – Prepared by Management

	Telupay $	I-Level $	Acquisition of Telupay $	Pro-Forma Adjustments $	Pro-Forma $
REVENUES
Service income	24,215	-	-	-	24,215

OPERATING EXPENSES
Salaries and benefits	415,912	-	-	-	415,912
Directors’ compensation – related parties	693,200	48,000	-	-	741,200
Travel	54,035	-	-	-	54,035
Professional fees	182,263	80,119	-	-	262,382
General and administrative expenses	161,839	11,131	-	-	173,420
Depreciation and amortization	69,212	-	-	-	69,212
Total Operating Expenses	1,576,461	139,250	-	-	1,715,711
Net Loss from Operations	(1,552,246)	(139,250)	-	-	(1,691,496)

OTHER INCOME (EXPENSE)
Forgiveness of debt	-	15,640	-	-	15,640
Interest income	182	-	-	-	182
Interest expense	(10,811)	(39,989)	-	-	(50,800)
Interest expense – related party	(22,250)	-	-	-	(22,250)
Foreign exchange gain (loss) - net	5,262	761	-	-	6,023
Total Other Income (Expense)	(27,617)	(23,588)	-	-	(51,205)
Net Loss Before Provision for Income Taxes	(1,579,863)	(162,838)	-	-	(1,742,701)
Provision for Income Tax - Deferred	(543)	-	-	-	(543)
NET LOSS	(1,580,406)	(162,838)			(1,743,244)

Basic and diluted loss per share	(0.02)	-	-	-	(0.02)
Weighted average shares outstanding	87,498,000	87,498,000	87,498,000	87,498,000	87,498,000

Pro-Forma Statements of Operations
For the twelve months ended September 30, 2011
Unaudited – Prepared by Management

	Telupay $	I-Level $	Acquisition of Telupay $	Pro-Forma Adjustments $	Pro-Forma |$
REVENUES
Service income	12,406	-	-	-	12,406

OPERATING EXPENSES
Direct operating expenses	1,952	-	-	-	1,952
Salaries and benefits	334,051	-	-	-	334,051
Directors’ compensation – related parties	164,189	48,000	-	-	212,189
Travel	107,576	-	-	-	107,576
Professional fees	791,184	15,000	-	-	806,184
General and administrative expenses	92,503	4,367	-	-	96,870
Depreciation and amortization	37,504	-	-	-	37,504
Total Operating Expenses	1,528,959	67,367	-	-	1,596,326
Net Loss from Operations	(1,516,553)	(67,367)	-	-	(1,583,920)

OTHER INCOME (EXPENSE)
Interest income	131	-	-	-	131
Interest expense	(15,811)	(39,880)	-	-	(55,691)
Interest expense – related party	(9,250)	-	-	-	(9,250)
Foreign exchange gain (loss) - net	5,940	(8,659)	-	-	(2,719)
Total Other Income (Expense)	(18,990)	(48,539)	-	-	(67,529)
Net Loss Before Provision for Income Taxes	(1,535,543)	(115,906)	-	-	(1,651,449)
Provision for Income Tax - Deferred	-	-	-	-	-
NET LOSS	(1,535,543)	(115,906)			(1,651,449)

Basic and diluted loss per share	(0.02)	-	-	-	(0.02)
Weighted average shares outstanding	87,498,000	87,498,000	87,498,000	87,498,000	87,498,000

RISK FACTORS

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock.  Our business, operating results and financial condition could be seriously harmed due to any of the following risks.  The risks described below may not be all of the risks facing our company.  Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations.  You could lose all or part of your investment due to any of these risks.

Risks Related to Our Company

As we are a recently organized business with a limited operating history, we may never earn revenues or achieve profitability.

We were incorporated in August 2005 and have a limited operating history.  To date we have been involved primarily in organizational and development activities. As of September 30, 2012, we had incurred a net loss since inception of $5,447,638.  There is no assurance that we will ever achieve revenues or profitability.

We have incurred net losses since our inception and expect losses to continue.

We have not been profitable since our inception.  Since our inception on August 23, 2005 to September 30, 2012, we had a net loss of $5,447,638.  We have not generated revenues from operations and do not expect to generate revenues from operations unless and until we are able to establish operations. There is a risk that we may never establish operations, that our operations will not be profitable in the future, and that you could lose your entire investment.

If we are unable to obtain financing to execute our plan of operations, then we will not have sufficient funds with which to carry out our plan of operations and our business will most likely fail.

Our plan of operations is to obtain sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors, specifically, in the area of mobile banking and payment applications systems through an acquisition of Telupay.  As at September 30, 2012, we had cash of $Nil and a working capital deficit of $843,679.  We estimate that we will require financing in the amount of approximately $100,000 over the next twelve months to sustain the minimal operations of our shell company and eventually recommence operations.  We presently do not have any arrangements for financing in place and there is no assurance that we will be able to arrange for financing. If we are not able to arrange for financing to cover these anticipated expenses, we will not be able to execute our plan of operations with the result that our business may fail and investors may lose a substantial portion or all of their investment.

If our expenses are greater than anticipated, then we will have fewer funds with which to pursue our plan of operations and our financing requirements will be greater than anticipated.

We may find that the costs of carrying out our plan of operations prior to achieving revenues are greater than we anticipate. Increased operating costs will cause the amount of financing that we require to increase. Investors may be more reluctant to provide additional financing if we cannot demonstrate that we can control our operating costs. There is no assurance that additional financing required as a result of our operating costs being greater than anticipated will be available to us. If we do not control our operating expenses, then we will have fewer funds with which to carry out our plan of operations with the result that our business may fail.

We may not be able to continue as a going concern if we do not obtain financing.

Our independent accountants’ audit report states that there is substantial doubt about our ability to continue as a going concern.  We have incurred only losses since our inception raising substantial doubt about our ability to continue as a going concern.  Therefore, our ability to continue as a going concern is highly dependent upon obtaining financing for our planned operations.  There can be no assurance that we will be able to raise any funds, or we are able to raise funds, that such funds will be in the amounts required or on terms favourable to us.

We operate in a highly competitive industry and our failure to compete effectively may adversely affect our ability to generate revenue.

Our industry is highly competitive and subject to rapid change.  Some of our current and potential competitors for business opportunities have greater technical, financial, marketing, sales and other resources than we do. Such competition will potentially affect our chances of achieving profitability and ultimately adversely affect our ability to continue as a going concern.

We depend on key management personnel.

The success of our operations and activities is dependent to a significant extent on the efforts and abilities of our management.  We do not maintain key-man life insurance on our sole officer and director.  The loss of our sole officer and director could adversely affect our business.

Our sole director and officer is indemnified for any monies he may pay in settlement of actions performed while a director or officer.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide for indemnification of our officers and directors in certain situations where they might otherwise personally incur liability, judgments, penalties, fines and expenses in connection with a proceeding or lawsuit to which they might become parties because of their position with our Company.  We have authorized the indemnification of our sole officer and director to the full extent available under the Nevada Revised Statutes.

We do not maintain a place of business in the United States and our sole director and officer resides outside of the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole director and officer.

Although we are a Nevada corporation, we do not currently maintain a permanent place of business within the United States. In addition, our sole director and officer is a resident of the People’s Republic of China.  As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our sole officer and director, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against our director and officer.

Risks Related to Our Proposed Acquisition of Telupay

Our acquisition of Telupay is subject to a number of conditions precedent.

Our acquisition of Telupay is subject to various other conditions, including:  (i) the approval of the stockholders of Telupay; (ii) that the number of holders of Telupay common stock exercising dissent rights available to them under Jersey, Channel Islands law shall not exceed 15% of the total issued and outstanding shares of Telupay common stock; and (ii) other customary conditions in transactions of this nature.  Should these conditions not be satisfied, the acquisition will not occur, which would cause i-Level’s current business plan, which is focused on the acquisition of Telupay, to fail.

Our pro forma consolidated financial information may not be representative of our results as a combined company.

The pro forma consolidated financial information included elsewhere in this prospectus is constructed from the separate financial statements of us and Telupay and may not represent the financial information that would result from operations of the combined companies. In addition, the pro forma consolidated financial information included elsewhere in this prospectus is based in part on certain assumptions that we believe are reasonable. We cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma consolidated financial information included elsewhere in this prospectus may not reflect what our results of operations and financial condition would have been had we been a combined entity during the periods presented, or what our results of operations and financial condition will be in the future. Our potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

Telupay is reliant on a number of key relationships.

Telupay is reliant on a number of key relationships and agreements with both banking and mobile operator partners for the provision of Telupay’s services to the marketplace. Should any of these relationships or agreements terminate or become strained for any reason, that would have a negative impact on Telupay’s operations and business development plans (and thus i-Level’s business development plans as the proposed acquirer of Telupay).

Telupay has not achieved profitable operations since inception.

Telupay has not yet achieved profitable operations since its inception in March 2010.  Through its year ended March 31, 2012, Telupay had accumulated losses of $6,344,496 and a working capital deficit of $1,141,671. As of September 30, 2012, Telupay had accumulated losses of $7,187,002 and a working capital deficit of $1,145,933.  Even if the acquisition of Telupay by i-Level is successful, there is no assurance that the combined company will ever achieve revenues or profitability.

Risks Related to Our Common Stock

Trading of our common stock is sporadic, and the price of our common stock may be volatile; we caution you as to the highly illiquid nature of an investment in our shares.

Our common stock is quoted on the OTCQB.  To date, trading in our common stock has been limited and sporadic.  The price of our common shares may increase or decrease in response to a number of events and factors, including: current events affecting the global economic situation; changes in financial estimates; our acquisitions and financings; quarterly variations in our operating results; the operating and share price performance of other companies that investors may deem comparable; and purchase or sale of blocks of our common shares.  These factors, or any of them, may materially adversely affect the prices of our common shares regardless of our operating performance.  We caution you as to the highly illiquid nature of an investment in our shares.

We are considered a shell company; as such our stock cannot be sold pursuant to Rule 144 at this time.

We are a shell company as defined in Rule 405 under the Securities Act.   As such, pursuant to Rule 144(i) under the Securities Act, our shares will not be able to be sold pursuant to Rule 144 until we cease to be considered a shell company and twelve months have elapsed from the date we have filed adequate information (Form 10 information) with the SEC disclosing that we are not longer a shell company.

A decline in the price of our common stock could affect our ability to raise working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital for our operations.  Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations.  A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations.  If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

We have not paid any dividends and do not foresee paying dividends in the future.

Payment of dividends on our common stock is within the discretion of the board of directors and will depend upon our future earnings, our capital requirements, our financial condition and other relevant factors. We have no plan to declare any dividends in the foreseeable future.

Our stock is a penny stock.  Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our common stock will be subject to the “Penny Stock” Rules of the SEC, which will make transactions in our common stock cumbersome and may reduce the value of an investment in our common stock.

Our common stock is quoted on the OTCQB, which is generally considered to be a less efficient market than markets such as NASDAQ or the national exchanges, and which may cause difficulty in conducting trades and difficulty in obtaining future financing.  Further, our securities will be subject to the “penny stock rules” adopted pursuant to Section 15(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The penny stock rules apply generally to companies whose common stock trades at less than $5.00 per share, subject to certain limited exemptions.  Such rules require, among other things, that brokers who trade “penny stock” to persons other than “established customers” complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade “penny stock” because of the requirements of the “penny stock rules” and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  In the event that we remain subject to the “penny stock rules” for any significant period, there may develop an adverse impact on the market, if any, for our securities.  Because our securities are subject to the “penny stock rules”, investors will find it more difficult to dispose of our securities.  Further, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

In addition to the “penny stock” rules promulgated by the SEC, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that an investment is suitable for a customer when recommending the investment to that customer.  Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Please read this prospectus carefully.  You should rely only on the information contained in this prospectus.  We have not authorized anyone to provide you with different information.  You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, including statements regarding our capital needs, business plans and expectations. Such forward-looking statements involve risks and uncertainties regarding the success of our business plan, availability of funds, government regulations, operating costs, our ability to achieve significant revenues and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, availability of funds, operating costs and permit acquisition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the Selling Stockholders.  All proceeds from the sale of the shares will be for the account of the Selling Stockholders, as described below in the sections of this prospectus entitled “Selling Stockholders” and “Plan of Distribution”.  We will, however, incur all costs associated with this prospectus and the registration statement of which this prospectus forms a part.

DETERMINATION OF OFFERING PRICE

The offering of the shares by the Selling Stockholders in this prospectus is deemed to be an indirect primary offering by our Company through the Selling Stockholders as underwriters, such that the offering price of the shares must be fixed for the duration of the offering.  The offering price has been fixed at $0.005 per share.  Refer to “Plan of Distribution”.

SELLING STOCKHOLDERS

The Selling Stockholders named in this prospectus are offering all of the 22,000,000 shares of common stock offered through this prospectus, which consist of an aggregate of 22,000,000 shares of common stock issued to the Selling Stockholders by our Company in a shares for debt private placement that closed on March 31, 2012, in which the shares were issued at a deemed issuance price of $0.002 per share.  Because we are a shell company, the Selling Stockholders are considered underwriters within the meaning of Section 2(11) of the Securities Act.  We note that there were 75,918,825 shares of common stock outstanding as of January 21, 2013, of which 53,000,000 are held by our sole officer and director.  As such, the shares being offered by the Selling Stockholders represent approximately 96% of our outstanding shares held by non-affiliates.

The following table sets forth certain information regarding the ownership of our shares of common stock to be sold by the Selling Stockholders as of the date of the registration statement of which this prospectus forms a part.

Information with respect to ownership is based upon information obtained from the Selling Stockholders.  Information with respect to “Shares Owned Prior to this Offering” includes the shares issued to the Selling Stockholders in the shares for debt private placement described above.  The “Shares to be Offered under this Prospectus” represents the shares acquired by the Selling Stockholders in such shares for debt private placement.  Information with respect to “Shares Owned After this Offering” assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common stock by the Selling Stockholders.  Except as described below and to our knowledge, the Selling Stockholders own and have sole voting and investment power over all shares or rights to these shares.  Except for their ownership of common stock or otherwise as described below, none of the Selling Stockholders had or have any material relationship with us, although as noted above, because we are a shell company, the Selling Stockholders are considered underwriters within the meaning of Section 2(11) of the Securities Act.

Because a Selling Stockholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as at the date hereof as to the number of common shares actually to be offered for sale by a Selling Stockholder or as to the number of common shares that will be held by a Selling Stockholder upon the termination of such offering.

Name of Selling Stockholder	Shares Owned Prior to this Offering(1)	Shares to be Offered under this Prospectus(1)	Number of Shares Owned After Offering and Percentage of Total of the Issued and Outstanding
			Shares Owned After Offering	Percentage of Issued and Outstanding Shares(2)
Li Yang	3,050,000	3,050,000	Nil	Nil
Chen Xiang	3,000,000	3,000,000	Nil	Nil
Cui Yu	3,000,000	3,000,000	Nil	Nil
Na Zhang	2,750,000	2,750,000	Nil	Nil
Shimin Wang	2,750,000	2,750,000	Nil	Nil
Xiaodu Ge	2,500,000	2,500,000	Nil	Nil
Jia Wang	2,550,000	2,550,000	Nil	Nil
Ye Bin	2,400,000	2,400,000	Nil	Nil
Total	22,000,000	22,000,000	Nil	Nil
(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided.
(2)	The applicable percentage of ownership is based on 75,918,825 shares of our common stock issued and outstanding as of January 21, 2013. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of the acquisition rights as described in note 1 above.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Stockholders may offer and sell the shares covered by this prospectus at various times. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Stockholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The offering of the shares by the Selling Stockholders in this prospectus is deemed to be an indirect primary offering by our Company through the Selling Stockholders as underwriters, such that the offering price of the shares must be fixed for the duration of the offering.  The offering price has been fixed at $0.005 per share.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	privately negotiated transactions; or

6.	in a combination of any of the above methods.

The Selling Stockholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the Selling Stockholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with re-sales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The Selling Stockholders will be, and any broker-dealers or agents that participate with the Selling Stockholders in the sale of the shares may be, deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

We are a shell company as defined in Rule 405 under the Securities Act.   As such, pursuant to Rule 144(i) under the Securities Act, our shares will not be able to be sold pursuant to Rule 144 until we cease to be considered a shell company and twelve months have elapsed from the date we have filed adequate information (Form 10 information) with the SEC disclosing that we are not longer a shell company.

Regulation M

The Selling Stockholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, we will advise the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution.

Accordingly, during such times as a Selling Stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the Selling Stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, and impose a waiting period of two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. The Selling Stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 1,000,000,000 shares of common stock at a par value of $0.001 per share.  As of January 21, 2013, there were 75,918,825 shares of our common stock issued and outstanding.

As set forth above in the section of this prospectus entitled “Selling Stockholders”, the registration statement of which this prospectus forms a part relates to the registration of 22,000,000 shares of our common stock that have been issued to certain of the Selling Stockholders.  Because we are a shell company, the Selling Stockholders are considered underwriters within the meaning of Section 2(11) of the Securities Act.

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for holding all meetings of stockholders, except as otherwise provided by applicable law or by our Articles of Incorporation. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Nevada Anti-Takeover Laws

The Nevada Revised Statutes Sections 78.378 through 78.3793, under certain circumstances, place restrictions upon the acquisition of a controlling interest in a Nevada corporation, including the potential requirements of shareholder approval and the granting of dissenters’ rights in connection with such an acquisition. As set forth in our Articles of Incorporation, we have elected not to be governed by these provisions.

DESCRIPTION OF OUR BUSINESS

General

We are a development stage company currently focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors, specifically, in the area of mobile banking and payment applications systems through an acquisition of Telupay, a limited liability company under the laws of the Jersey Channel Islands.  On December 13, 2012, we entered into a definitive Merger Agreement with Telupay, which contemplates Telupay merging with and into a wholly owned subsidiary of our Company in a stock-for-stock merger to be effected under the laws of Nevada.  Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems.  Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Our financial statements included herein have been prepared on a going concern basis, which implies we will continue to discharge our liabilities in the normal course of business.  We have not had operations and have not generated any revenues since December 1, 2008.  As such, we are considered a shell company.  Our continuation as a going concern is dependent upon our ability to reorganize our share capital, obtain equity financing and secure new business operations.  As at September 30, 2012, we had no assets and debt of $843,679 and accumulated losses of $5,447,638 since inception.  These factors raise substantial doubt regarding our ability to continue as a going concern.

Our principal offices are located at 902, B1, KangBao Huayuan, #8 Gongren Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020, and our telephone number is +86 10-65-911-544.

Corporate Organization and History

We were incorporated in the State of Nevada on August 23, 2005 under the name “Jackson Ventures, Inc.” Our initial operations included the acquisition and exploration of mineral resources.  In 2007, we changed our primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China, and changed our name to “i-Level Media Group Incorporated.”

On January 29, 2007 we entered into a Share Exchange Agreement to acquire the business of i-Level Systems, a limited liability Company incorporated on May 23, 2003 under the International Business Act of the British Virgin Islands.  i‑Level Systems owned 100% of i-Level SoftComm, a wholly foreign owned enterprise formed under the laws of the PRC on August 12, 2004.  i-Level SoftComm was a development stage company devoting substantially all of its efforts to establishing a new business in the PRC, which involved selling out-of-home video advertising timeslots on its network of flat-panel video advertising display units installed in taxis.  The acquisition of i-Level Systems was completed on March 20, 2007.  As control of the Company transferred to the shareholders of i-Level Systems on March 20, 2007, this acquisition was considered a recapitalization of i-Level Systems.  The acquisition was accounted for using reverse merger accounting rules whereby the historical operations of i-Level Systems constituted the reported numbers prior to March 20, 2007 and the combined operations of the Company and i-Level Systems were reported from March 20, 2007 to December 1, 2008.

On December 1, 2008 i-Level SoftComm ceased operations and its business was wound-up.  Also on December 1, 2008 i-Level Systems, the parent company of i-Level SoftComm and a wholly-owned subsidiary of the Company, was sold to our former Chief Executive Officer for $1.  From December 1, 2008 we deconsolidated i-Level Systems and reported a loss from discontinued operations.  Statement of Stockholders’ Equity was retroactively restated to account for the deconsolidation of i-Level Systems and the reversal of reverse merger accounting.  We have not had operations and have not generated any revenues since December 1, 2008.  As such, we are considered a shell company.

In July 2011, we effected a consolidation of our issued and outstanding shares as well as our authorized share capital, in each case on a one new share for every 70 old shares.  As a result, our authorized share capital was reduced from 1,025,000,000 shares to 14,642,857 shares, par value 0.001 per share.  On March 13, 2012, we effected an increase in our authorized share capital from 14,642,857 shares to 1,000,000,000 shares, par value 0.001 per share.

Plan of Operations

At the present time, we are focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors, specifically, in the area of mobile banking and payment applications systems through an acquisition of Telupay.  We estimate that we will require financing in the amount of approximately $100,000 over the next twelve months to sustain the minimal operations of our shell company and eventually recommence operations.

On December 13, 2012, we entered into a definitive Merger Agreement with Telupay, a limited liability company under the laws of the Jersey Channel Islands, which contemplates Telupay merging with and into a wholly owned subsidiary of our Company (“i-Level Mergeco”) in a stock-for-stock merger.  Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems.  Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Upon completion of the merger, it is anticipated that approximately 58,579,196 shares of i-Level common stock will be issued to the former Telupay stockholders to acquire Telupay.

Under the terms of the Merger Agreement, Telupay’s stockholders will receive 1.2 shares of i-Level common stock for every one share of Telupay common stock. With 48,815,997 shares of Telupay common stock outstanding, it is anticipated that approximately 58,579,196 shares of i-Level common stock will be issued to the former Telupay stockholders upon completion of the merger, representing approximately 77% of the issued and outstanding common stock of i-Level. Based on the closing market price of i-Level’s common stock of $0.09 per share on December 13, 2012, the total share consideration to be issued to Telupay’s stockholders will have value of approximately $5,272,128. Upon completion of the merger, i-Level Mergeco will be the surviving corporation and become vested with all of Telupay’s assets and property as well as liabilities and obligations.

The exchange ratio which determines the number of shares of i-Level common stock that are to be issued on completion of the merger to the Telupay stockholders is subject to reduction by the shares of Telupay common stock held by those stockholders, if any, who elect to exercise dissent rights under Jersey, Channel Islands law. The exchange ratio also may be adjusted by good faith negotiation between the parties, if required, having regard to the results of the due diligence investigation of either party’s business and affairs by the other party.

The Merger Agreement requires at closing that i-Level’s present Chief Executive Officer, Francis Chiew, shall tender back to the treasury or i-Level for cancellation an aggregate of 47,000,000 restricted common shares of i-Level from his present holdings.

The merger is subject to various other conditions, including: the approval of the stockholders of Telupay; completion within 30 days by each party, to its satisfaction, of due diligence investigation of the other party’s business and affairs to determine the feasibility, economic or otherwise, of the merger (which due diligence has been completed by both parties as of the date hereof); the number of holders of Telupay common stock exercising dissent rights available to them under Jersey, Channel Islands law shall not exceed 15% of the total issued and outstanding shares of Telupay common stock; and other customary conditions.

In short, it is our intention to acquire Telupay, an operating company.  If we successfully achieve this acquisition, we plan on filing the appropriate Form 10 information.

Competition

Our industry is highly competitive and subject to rapid change.  Some of our current and potential competitors for business opportunities have greater technical, financial, marketing, sales and other resources than we do. Such competition will potentially affect our chances of achieving profitability and ultimately adversely affect our ability to continue as a going concern.

Going Concern

Our auditors have issued a going concern opinion.  This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills.  This is because we have not generated any revenues and no revenues are anticipated until we acquire a business.  There is no assurance we will ever acquire a suitable business. We do not have sufficient funds to maintain our operations for the next 12 months.

Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are a shell company and are not generating any revenues from operations.  At the present time, we are focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications area, specifically, in the area of mobile banking and payment applications systems through an acquisition of Telupay.  We estimate that we will require financing in the amount of approximately $100,000 over the next twelve months to sustain the minimal operations of our shell company and eventually recommence operations.  We have no assurance that future financing will be available to us on acceptable terms.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Additional equity financing could result in additional dilution to our existing shareholders.

Employees

We have one employee, being our current Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director.

We do not intend to hire additional employees at this time.  Our negotiations with Telupay and any searches for any other business opportunity will be conducted by our sole officer and director and consultants he may hire to seek a new business venture.

Subsidiaries

We have no subsidiaries at the current time, but we intend to incorporate a wholly-owned Nevada subsidiary to merge with Telupay, as contemplated in the Merger Agreement described above.

Patents and Trademarks

We have no patents or patents pending.

Telupay

History and Background

As indicated above, it is our intention to acquire Telupay.  Telupay was incorporated in Jersey, Channel Islands on March 2, 2010.  In 2010, Telupay further incorporated Telupay IP Limited (Jersey, Channel Islands) to hold its intellectual property and Telupay Solutions Limited (Jersey, Channel Islands), the operations arm of the Telupay group of companies. In 2010, Telupay incorporated a wholly owned subsidiary in Dubai, UAE “Telupay (M.E) FZE” which subsequently incorporated a wholly owned subsidiary in the Philippines “Telupay (Philippines) Inc.”

On December 21, 2010, Telupay entered into an agreement with QSpan Technologies, Ltd. (“QSpan”) whereby it acquired all the assets consisting of office equipment and intellectual mobile banking systems (“MBS”) technology, and assumed all of its liabilities comprised of trade payables and accrued expenses.

Telupay’s MBS technology is a secure, robust method of delivering bank-grade transactions via an intuitive interface on mobile devices.  Telupay’s MBS technology is not tied to proprietary bank or operator technologies, which gives it the ability to provide its service to all of the major banks, mobile operators, and agent networks worldwide. Highlights in Telupay’s business development to date are as follows:

  Strong progress in Philippine business: Three top-ten banks and one of two interbank networks are now using Telupay’s platform, including Metrobank, Union Bank, United Coconut Planters Bank (UCPB), and MegaLink, an interbank network servicing 17 national banks in the Philippines.
  Metapago – Peru: Telupay has installed its MBS system and its ARMaS system (discussed below) with Metapago, with the goal of providing service through its 6,000 agents to the 10 million plus unbanked adults in Peru.  Telupay has advised that it expects to see significant take-up and usage of the service in 2013.
  Telupay is discussing business opportunities in Indonesia, Colombia, Brazil, the UK, the United States, Canada and numerous other countries around the globe.

Commercial Opportunities

The international mobile banking and payments market is growing rapidly and i-Level is of the view that Telupay has entered this market with a strong foundation of proven, trusted technology and established relationships with high-profile banks, mobile operators and interbank switch providers.  Further, i-Level management if of the view that Telupay’s track record has placed it in a strong position to expand business internationally because, unlike many of its competitors, Telupay has live operations and reference points in a major Asian market (the Philippines) that is highly competitive.

i-Level management believes that Telupay presents significant commercial opportunities.  Telupay’s solutions are not “out-of-the-box” applications that require the client to conform to Telupay’s technology. Quite the opposite, Telupay customizes its technologies and solutions for each individual client based the client’s requirements and what the client wants to offer its customers. In order to apply its technology to additional commercial markets, Telupay works closely with its clients to develop new mobile and administrative applications that the client can offer to its retail and commercial customers. Outside of Telupay’s core mobile banking and payment solution (its MBS technology), Telupay has developed or is developing the following applications:

  ARMaS (Agent Remittance Management Service) – ARMaS is Telupay’s administration system specifically designed for unbanked customers conducting domestic and international remittances. Telupay’s Peruvian client Metapago uses Telupay’s MBS solution for its retail clients and uses Telupay’s ARMaS system for conducting business with its 6,000 agents in the financial ecosystem. ARMaS is designed as a white label solution for existing remittance companies.
  TeluAd – Telupay has incorporated the ability to have full color graphic advertisements built into the applications including its Java application for non-smartphones. TeluAd enables its clients to cross-sell its products and services or sell the advertising space to mainstream advertisers providing an additional revenue stream.
  Telupay’s First World Solution –Telupay has partnered with a Canadian company to develop a first world solution for mobile remittance transactions, which is expected to be available in 2013.
  Mobile Payment Collection System – Telupay is in the development stage for a mobile payment collection system enabling distributors of retail products and services to eliminate the security issues of collecting cash payments from their customers. Cash collection tends to be a significant issue in the developing world. This solution is expected to be available in 2013.
  Mobile Micro-Finance Service – Telupay is currently developing a micro-finance solution for the collection and authorization of micro-loans, which are predominant in the developing world. Telupay had advised that it expects this solution will be ready for commercial release in 2013.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings nor are we aware of any legal proceedings pending or threatened against us or our properties.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The market for our common stock is limited, volatile and sporadic.  The following table sets forth the high and low bid prices relating to our common stock for the periods indicated, as provided by the OTCQB with retroactive effect to a one (1) new for seventy (70) old reverse stock-split effective July 8, 2011.  These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarter Ended	High Bid	Low Bid
December 31, 2012	$0.21	$0.06
September 30, 2012	$0.06	$0.06
June 30, 2012	$0.14	$0.05
March 31, 2012	$0.07	$0.05
December 31, 2011	$0.10	$0.02
September 30, 2011	$0.70	$0.10
June 30, 2011	$1.18	$0.13
March 31, 2011	$0.77	$0.16
December 31, 2010	$1.75	$0.23
September 30, 2010	$1.40	$0.14
June 30, 2010	$1.05	$0.35
March 31, 2010	$0.84	$0.35

The last trade of our common stock was on December 18, 2012, and the closing price on that date was $0.21 per share.

The shares quoted are subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock rule”. The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, the monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker dealers to trade and/or maintain a market in the Company’s common stock and may affect the ability of shareholders to sell their shares.

Number of Shareholders

As of January 21, 2013, there were 75,918,825 shares of our common stock issued and outstanding and approximately 60 registered shareholders, which does not include shareholders whose shares are held in street or nominee names.  The transfer agent of our common stock is Transhare Corporation 4626 S. Broadway, Englewood, CO 80113.

Dividends

We have never paid cash dividends or distributions to our equity owners.  We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business.  Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board of Directors may deem relevant at the time such payment is considered.  There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.

Compensation Plans

The following table sets forth information as of December 31, 2011:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
(a) Equity compensation plans approved by security holders	N/A	N/A	N/A
(b) Equity compensation plans not approved by security holders	N/A	N/A	N/A

FINANCIAL STATEMENTS

This prospectus includes the following financial statements, which are found starting on page F-1 hereof:

Unaudited Interim Financial Statements for i-Level Media Group Incorporated
Condensed Balance Sheets as at September 30, 2012 and December 31, 2011
Condensed Statements of Operations for the three and nine month periods ended September 30, 2012 and 2011 and accumulated from August 23, 2005 (inception) to September 30, 2012
Condensed Statements of Cash Flows for the nine month periods ended September 30, 2012 and 2011 and accumulated from August 23, 2005 (inception) to September 30, 2012
Notes to Condensed Financial Statements

Audited Financial Statements for i-Level Media Group Incorporated
Report of Independent Registered Public Accounting Firm
Balance Sheets as at December 31, 2011 and 2010
Statements of Operations for the Years Ended December 31, 2011 and 2010
Statements of Cash Flows for the Years Ended December 31, 2011 and 2010
Statement of Stockholders’ Equity (Deficit) from August 23, 2005 (Date of Inception) to December 31, 2011
Notes to Financial Statements

Unaudited Interim Financial Statements for Telupay PLC and Subsidiaries
Consolidated Balance Sheets as at September 30, 2012 and March 31, 2012
Consolidated Statements of Operations for the three and six month periods ended September 30, 2012 and 2011
Consolidated Statements of Comprehensive Income for the three and six month periods ended September 30, 2012 and 2011
Consolidated Statements of Cash Flows for the six month periods ended September 30, 2012 and 2011
Notes to Consolidated Financial Statements

Audited Financial Statements for Telupay PLC and Subsidiaries
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as at March 31, 2012 and 2011
Consolidated Statements of Operations for the Years Ended March 31, 2012 and 2011
Consolidated Statements of Comprehensive Income for the Years Ended March 31, 2012 and 2011
Statements of Changes in Stockholders’ Equity (Deficit) from March 2, 2010 (Date of Inception) to March 31, 2012
Consolidated Statements of Cash Flows for the Years Ended March 31, 2012 and 2011
Notes to Consolidated Financial Statements

Unaudited Pro Forma Financial Information
Pro Forma Balance Sheet as of September 30, 2012
Pro Forma Statements of Operations for the twelve months ended September 30, 2012
Pro Forma Statements of Operations for the twelve months ended September 30, 2011
Notes to the Pro Forma Statements

Such financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition, changes in financial condition, plan of operations and results of operations should be read in conjunction with (i) our audited consolidated financial statements as at December 31, 2011 and 2010; (ii) our unaudited financial statements for the nine month period ended September 30, 2012 and 2011 and for the period from inception (August 23, 2005) to September 30, 2012 and (iii) the section entitled “Business”, included in this prospectus.  The discussion contains forward-looking statements that involve risks, uncertainties and assumptions.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Plan of Operations

At the present time, we are focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors, specifically, in the area of mobile banking and payment applications systems through an acquisition of Telupay.  We estimate that we will require financing in the amount of approximately $100,000 over the next twelve months to sustain the minimal operations of our shell company and eventually recommence operations.

On December 13, 2012, we entered into a definitive Merger Agreement with Telupay, a limited liability company under the laws of the Jersey Channel Islands, which contemplates Telupay merging with and into a wholly owned subsidiary of our Company (“i-Level Mergeco”) in a stock-for-stock merger.  Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems.  Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines.

Upon completion of the merger, it is anticipated that approximately 58,579,196 shares of i-Level common stock will be issued to the former Telupay stockholders to acquire Telupay.

Under the terms of the Merger Agreement, Telupay’s stockholders will receive 1.2 shares of i-Level common stock for every one share of Telupay common stock. With 48,815,997 shares of Telupay common stock outstanding, it is anticipated that approximately 58,579,196 shares of i-Level common stock will be issued to the former Telupay stockholders upon completion of the merger, representing approximately 77% of the issued and outstanding common stock of i-Level. Based on the closing market price of i-Level’s common stock of $0.09 per share on December 13, 2012, the total share consideration to be issued to Telupay’s stockholders will have value of approximately $5,272,128. Upon completion of the merger, i-Level Mergeco will be the surviving corporation and become vested with all of Telupay’s assets and property as well as liabilities and obligations.

The exchange ratio which determines the number of shares of i-Level common stock that are to be issued on completion of the merger to the Telupay stockholders is subject to reduction by the shares of Telupay common stock held by those stockholders, if any, who elect to exercise dissent rights under Jersey, Channel Islands law. The exchange ratio also may be adjusted by good faith negotiation between the parties, if required, having regard to the results of the due diligence investigation of either party’s business and affairs by the other party.

The Merger Agreement requires at closing that i-Level’s present Chief Executive Officer, Francis Chiew, shall tender back to the treasury or i-Level for cancellation an aggregate of 47,000,000 restricted common shares of i-Level from his present holdings.

The merger is subject to various other conditions, including: the approval of the stockholders of Telupay; completion within 30 days by each party, to its satisfaction, of due diligence investigation of the other party’s business and affairs to determine the feasibility, economic or otherwise, of the merger (which due diligence has been completed by both parties as of the date hereof); the number of holders of Telupay common stock exercising dissent rights available to them under Jersey, Channel Islands law shall not exceed 15% of the total issued and outstanding shares of Telupay common stock; and other customary conditions.

In short, it is our intention to acquire Telupay, an operating company.  If we successfully achieve this acquisition, we plan on filing the appropriate Form 10 information.

Results of Operations

The following sets table sets out our losses for the periods indicated:

	For the Period from Inception (August 23, 2005) to September 30, 2012	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Year Ended December 31, 2011	Year Ended December 31, 2010
	(Unaudited) $	(Unaudited) $	(Unaudited) $	(Audited) $	(Audited) $
Revenues	-	-	-	-	-
Expenses
Consulting fees	406,080	36,000	36,000	48,000	48,000
Professional	292,046	80,119	15,000	15,000	-
General & administrative	621,378	7,431	3,595	7,295	3,902
Total operating expenses	1,319,504	123,550	54,595	70,295	51,902
Loss from operations	(1,319,504)	(123,550)	(54,595)	(70,295)	(51,902)
Other income (expense)
Forgiveness of debt	15,640	15,640	-	-	-
Foreign currency loss	(601)	(601)	-	-	-
Interest expense, net	(69,818)	(29,937)	(29,828)	(40,467)	(39,880)
Total other income (expense)	(54,779)	(14,898)	(33,915)	(40,467)	(39,880)
Net loss from continuing operations	(1,374,283)	(138,448)	(88,510)	(110,175)	(92,369)
Extraordinary items:
Net loss on sale of subsidiary	(1,018,001)	-	-	-	-
Loss before discontinued operations	(5,447,638)	(138,448)	(88,510)	(110,175)	(92,369)
Discontinued operations	(3,055,354)	-	-	-	-
Net loss	(5,447,638)	(138,448)	(88,510)	(110,175)	(92,369)
Net loss per share		-	-	(0.02)	(0.10)
Weighted Average Number of Shares Outstanding		55,554,000	4,681,000	7,045,000	896,000

Revenues

We had no operating revenues since our inception (August 23, 2005) to September 30, 2012.  We anticipate that we will not generate any revenues for so long as we are an exploration stage company.

Three Months Ended September 30, 2012 Compared to the Three Months Ended September 30, 2011

Operating Expenses

Our initial operations included the acquisition and exploration of mineral resources. We changed our primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China until this business ceased operations on December 1, 2008 and is considered a discontinued operation. Our ongoing expenses are solely related to being a public shell company.

Operating expenses for the three months ended September 30, 2012, relating to ongoing operations, are general and administrative which increased by $63,000 to $76,000 (2011 - $13,000). The most significant expense was legal fees associated with the filing of our S1 Registration Statement and our agreements with Telupay which totaled 60,000.

Net Loss

The net loss for the three months ended September 30, 2012 increased by $66,000 to $86,000 (2011 - $20,000) which included operating expenses of $76,000 (2011 - $13,000) and interest expense of $10,000 (2011 – $10,000).

Nine Months Ended September 30, 2012 Compared to the Nine Months Ended September 30, 2011

Operating Expenses

Our initial operations included the acquisition and exploration of mineral resources. We changed our primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China until this business ceased operations on December 1, 2008 and is considered a discontinued operation. Our ongoing expenses are solely related to being a public shell company.

Operating expenses for the nine months ended September 30, 2012, relating to ongoing operations, are general and administrative which increased by $69,000 to $123,000 (2011 - $55,000). The most significant expense was legal fees associated with the filing of our S1 Registration Statement and our agreements with Telupay which totaled 71,000.

Net Loss

The net loss for the nine months ended September 30, 2012 increased by $49,000 to $137,000 (2011 - $89,000) which included operating expenses of $124,000 (2011 - $55,000), forgiveness of debt of $16,000 (2011 - $nil) and interest expense of $30,000 (2011 – $30,000).

Year Ended December 31, 2011 Compared to the Year Ended December 31, 2010

Operating Expenses

Our initial operations included the acquisition and exploration of mineral resources.  We changed our primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China until we ceased operations on December 1, 2008, since which time we have been considered a discontinued operation.  Our ongoing expenses are solely related to being a public company, now a shell public company.

Expenses relating to ongoing operations include interest expense, consulting fees, professional fees and general and administrative expenses which increased by approximately $18,000 to $110,175 (2010 - $92,369). This increase was a result of having no operations except for being a public company.

Net Loss

The net loss for the year ended December 31, 2011 included net loss from ongoing operations of $110,175 (2010 - $92,369) which was made up of general and administrative costs.

Liquidity and Capital Resources

The following table sets forth our cash and working capital as of September 30, 2012 and December 31, 2011:

	September 30, 2012	December 31, 2011
Cash reserves	$ Nil	$ Nil
Working capital (deficit)	(843,679)	(827,300)

Currently, we have no cash and have not made any arrangements to raise additional cash. We currently need additional funds and if we are unable to source them we will either have to suspend operations until we do raise the cash, or cease operations entirely. As of December 31, 2011, our total assets were $Nil, our total liabilities were $827,300, and our net working capital deficiency was $827,300.  As of September 30, 2012, our total assets were $Nil and our total liabilities were $843,679 after settling $124,000 of accrued expenses by issuing 62,000,000 shares at $0.002 per share.

Net Cash Used in Operating Activities

During the year ended December 31, 2011 we used approximately $23,000 due to an increase in accounts payable and accrued liabilities of approximately $90,000 (2010 - $96,000) and our net loss of approximately $110,000 (2010 - $92,000).

Net cash used in operating activities was approximately $42,000 during the nine months ended September 30, 2012, which made up our net loss of $138,000 (2011 - $89,000) and adding back forgiveness of debt of $16,000 (2011 - $nil) and an increase in current liabilities of $112,000 (2011 - $67,000).

Net Cash Used in Investing Activities

We had no investing activities during the years ended December 31, 2011 and 2010 and during the nine months ended September 30, 2012.

Net Cash from Financing Activities

During the year ended December 31, 2011, we received a loan of $23,135 which is unsecured, non-interest bearing and due on demand. We did not generate any funds from financing activities during the year ended December 31, 2010.

During the nine months ended September 30, 2012, we had an increase of $42,000 (2011 - $22,000) in financing activities made up of an increase in notes payable of $42,000 (2011 - $22,000).

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue our business. For these reasons our auditors stated in their report on our audited financial statements for the year ended December 31, 2011 that they have substantial doubt we will be able to continue as a going concern.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis.  The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period.  We regularly evaluate estimates and assumptions related to the useful life and recoverability of long-lived assets, stock-based compensation, and deferred income tax asset valuation allowances.  We base our estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by us may differ materially and adversely from our estimates.  To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Recent Accounting Pronouncements

Our Company has implemented all new accounting pronouncements that are in effect and that may impact our financial statements and we do not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on our financial position or results of operations.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our principal independent accountants.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officer and director and his age as of the date of this prospectus is as follows:

Name	Age	Position Held
Francis Chiew	48	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Director

The following is a description of the business background of our sole director and executive officer:

Mr. Chiew served as a director of our Company from May 31, 2007 until July 31, 2008.  On August 4, 2009 Mr. Chiew rejoined the Company as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director.  Since February 2006 to present, Mr. Chiew has served as the Managing Director of Lightship Asia Pacific, LLC (USA) (“LAP”) and as a director and the General Manager of two of LAP’s joint ventures - China Lightship Leasing Co. (HK) Ltd. (“CLLC”) and Beijing Lightship Advertising Co. Ltd (“BLAC”).  LAP,

CLLC and BLAC were formed to establish advertising opportunities using airships.  From October 2009 to February 2011, Mr. Chiew served as President, Secretary, Chief Executive Officer, Chief Financial Officer and a director of Pulse Beverage Corp. (“Pulse”) a Nevada corporation that is a reporting company under the Exchange Act.  In February 2011 Mr. Chiew resigned as President, Chief Executive Officer and Chief Financial Officer of Pulse, but remains as Secretary and as a director of Pulse.

Term of Office

Our director is appointed for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws.  Our officer is appointed by our board of directors and holds office until removed by the board.

Significant Employees

We have no significant employees other than the officer and director described above.

Family Relationships

This section is not applicable as Mr. Chiew is our sole director and officer.

Involvement in Certain Legal Proceedings

To the best of our knowledge and belief, our sole director and officer has not been involved in any of the following events during the past ten years that is material to an evaluation of his ability to serve as an executive officer or director of our Company:

1.	a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

2.	such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

(i)	acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	engaging in any type of business practice; or

(iii)	engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3(i) above, or to be associated with persons engaged in any such activity;

5.	such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.	such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

(i)	any Federal or State securities or commodities law or regulation;

(ii)	any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

(iii)	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.	such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the United States Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

We are not aware of any material legal proceedings in which any of the following persons is a party adverse to our Company or has a material interest adverse to our Company: (a) any current director, officer, or affiliate of our Company, or any owner of record or beneficial owner of more than five percent of any class of voting securities of our Company; (b) any person proposed for appointment or election as a director or officer of our Company; or (c) any associate of any such person.

Committees

Our Board of Directors acts as our nominating committee and our audit committee; we do not have separate committees that perform these functions nor do we have nominating committee or audit committee charters.  We have not identified a financial expert that serving on the Board.  We intend to establish an audit committee, appoint sufficient independent members thereto and identify an “expert” for the committee to advise other members as to correct accounting and reporting procedures.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The table below summarizes all compensation awarded to, earned by or paid to our executive officers by any person for all services rendered in all capacities to us during our fiscal years ended December 31, 2011 and 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- qualified Deferred Compen- sation Earnings ($)	All Other Com- pen- sation ($)	Total ($)
Francis Chiew President, Chief Executive Officer, Chief Financial Officer, Secretary & Treasurer	2011	48,000	Nil	Nil	Nil	Nil	Nil	Nil	48,000
	2010	48,000	Nil	Nil	Nil	Nil	Nil	Nil	48,000

Outstanding Equity Awards

As at December 31, 2011 there were no unexercised options, stock that had not vested or outstanding equity incentive plan awards with respect to any of our officers or directors.

Compensation of Directors

We did not pay our director any fees or other compensation for acting as a director during our fiscal year ended December 31, 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of September 11, 2012 by: (i) each person (including any group) known to us to own more than 5% of any class of our voting securities, (ii) each of our directors, (iii) each of our officers and (iv) our officers and directors as a group.  Each stockholder listed possesses sole voting and investment power with respect to the shares shown.

Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial owner(2)	Percentage of class(3)
Officers and Directors
Common Stock	Francis Chiew(1)	53,000,000	69.8%

Common Stock	All executive officers and directors as a group (one person)	53,000,000	69.8%

(1)	The address of our officers and directors our Company’s address, which is 902, B1, KangBao, Huayuan #8 Gongren Tiyuchang Donglu, Chaoyand District, Beijing, PRC 100020.
(2)	Under Rule 13d-3 of the Exchange Act a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares: (i) voting power, which includes the power to vote or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(3)	Based on 75,918,825 shares of our common stock issued and outstanding as of January 21, 2013.

Changes in Control

Except as described below, we are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

As described above under “Description of Business—Plan of Operations,” on December 13, 2012, we entered into a definitive Merger Agreement with Telupay, a limited liability company under the laws of the Jersey Channel Islands, that contemplates Telupay merging with and into a wholly owned subsidiary of our Company (“i-Level Mergeco”) in a stock-for-stock merger.

Under the terms of the Merger Agreement, Telupay’s stockholders will receive 1.2 shares of i-Level common stock for every one share of Telupay common stock. With 48,815,997 shares of Telupay common stock outstanding, it is anticipated that approximately 58,579,196 shares of i-Level common stock will be issued to the former Telupay stockholders upon completion of the merger, representing approximately 77% of the issued and outstanding common stock of i-Level.

The Merger Agreement requires at closing that i-Level’s present Chief Executive Officer, Francis Chiew, shall tender back to the treasury or i-Level for cancellation an aggregate of 47,000,000 restricted common shares of i-Level from his present holdings.

Thus, if the merger is successful, there will be a change in control of our Company, as the current shareholders of Telupay, rather than Mr. Chiew, would then hold a majority of our Company’s issued and outstanding shares.

EXPERTS

McMillan LLP, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

Our audited consolidated financial statements of included in this prospectus have been audited by Weaver, Martin & Samyn, LLC, Chartered Accountants, which is an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus.  These financial statements are included in reliance upon the authority of said firm as an expert in auditing and accounting.

The audited consolidated financial statements of Telupay PLC included in this prospectus have been audited by L.L. Bradford & Company, LLC, Certified Public Accountants and Consultants, which is an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere in this prospectus.  These financial statements are included in reliance upon the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with our Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as described below, are no transactions, during our last two fiscal years to date, or any currently proposed transactions, in which we were or are to be a participant where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for each of our last two fiscal years, and in which any “related person” had or will have a direct or indirect material interest. “Related person” includes:

(a)	any of our directors or officers;

(b)	any person proposed as a nominee for election as a director;

(c)	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

(d)	any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any of the foregoing persons who has the same house as any of such person.

In March and April, 2008 $347,332 was loaned to the Company by family members of the two former senior officers and directors of the Company. These loans are unsecured; bear interest at 12% per annum and due on demand. On May 12, 2010, the Company settled $15,000 of this debt plus $3,733 of accrued interest by issuing 10,705 post-consolidation shares. As at December 31, 2011 there was accrued interest of $148,611 owing.  The balance of this loan ($332,332) was purchased by a non-related party during 2011.  As at September 30, 2012 there was accrued interest of $178,549.

In July, 2011 the Company settled $13,000 of debt owing to Mr. Chiew, the Company’s sole officer and director, and issued 13,000,000 post-consolidation shares at $.001 per share.

As of September 30, 2012, Mr. Chiew is owed $4,000 per month for services rendered. Total amounts owing at December 31, 2011 was $103,000. On March 31, 2012 the Company settled $80,000 of amounts owing by issuing 40,000,000 shares at $0.002 per share. As at September 30, 2012 a total of $59,000 was owed. This amount is unsecured, non-interest bearing and due on demand.

As indicated above, Mr. Chiew is our sole officer and director.  He is not an independent director under the standards of the NYSE MKT Equities exchange.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of our Company.  You may inspect the registration statement, exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 a.m. to 3:00 p.m.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC.  Our registration statement and the referenced exhibits can also be found on this site.

We are subject to the Exchange Act and we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

DEALER PROSPECTUS DELIVERY OBLIGATION

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations may not be relied on as having been authorized by us.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date of this prospectus.  This prospectus does not constitute any offer to sell, or solicitation of any offer to buy, by any person in any jurisdiction in which it is unlawful for any such person to make such an offer or solicitation.  Neither the delivery of this prospectus nor any offer, solicitation or sale made hereunder, shall under any circumstances create any implication that the information herein is correct as of any time subsequent to the date of the prospectus.

INDEX TO FINANCIAL STATEMENTS

Page
Unaudited Interim Financial Statements for i-Level Media Group Incorporated	F-1
Condensed Balance Sheets as at September 30, 2012 and December 31, 2011	F-1
Condensed Statements of Operations for the three and nine month periods ended September 30, 2012 and 2011 and accumulated from August 23, 2005 (inception) to September 30, 2012	F-2
Condensed Statements of Cash Flows for the nine month periods ended September 30, 2012 and 2011 and accumulated from August 23, 2005 (inception) to September 30, 2012	F-3
Notes to Condensed Financial Statements	F-4
Audited Financial Statements for i-Level Media Group Incorporated	F-6
Report of Independent Registered Public Accounting Firm	F-6
Balance Sheets as at December 31, 2011 and 2010	F-7
Statements of Operations for the Years Ended December 31, 2011 and 2010	F-8
Statements of Cash Flows for the Years Ended December 31, 2011 and 2010	F-9
Statement of Stockholders’ Equity (Deficit) from August 23, 2005 (Date of Inception) to December 31, 2011	F-10
Notes to Financial Statements	F-12
Unaudited Interim Financial Statements for Telupay PLC and Subsidiaries	F-18
Consolidated Balance Sheets as at September 30, 2012 and March 31, 2012	F-19
Consolidated Statements of Operations for the three and six month periods ended September 30, 2012 and 2011	F-20
Consolidated Statements of Comprehensive Income for the three and six month periods ended September 30, 2012 and 2011	F-21
Consolidated Statements of Cash Flows for the six month periods ended September 30, 2012 and 2011	F-22
Notes to Consolidated Financial Statements	F-23

i-level Media Group Incorporated (A Development Stage Company)
Condensed Balance Sheets
As at September 30, 2012 (unaudited) and December 31, 2011

	September 30, 2012 $	December 31, 2011 $

Assets

Current Assets

Cash	-	-

Total Assets	-	-

Liabilities and Stockholders’ Deficit

Current Liabilities

Accounts payable	208,373	145,822
Accrued expenses	-	44,000
Due to related party (Note 3)	59,000	103,000
Notes payable (Note 4)	576,306	534,478

Total Current Liabilities	843,679	827,300

Nature and Continuance of Operations (Note 1)

Stockholders' Deficit

Common Stock, (Note 5) 1,000,000,000 shares authorized, $0.001 par value 75,918,825 and 13,918,825 issued and outstanding, respectively	75,919	13,919
Additional Paid-in Capital	4,535,075	4,473,075
Foreign Currency Translation	(6,020)	(4,089)
Deficit Accumulated During the Development Stage	(5,448,653)	(5,310,205)

Total Stockholders’ Deficit	(843,679)	(827,300)

Total Liabilities and Stockholders' Deficit	-	-

(See accompanying notes to these financial statements)

i-level Media Group Incorporated (A Development Stage Company)
Condensed Statements of Operations
(Unaudited)

	For the Three Months Ended September 30, 2012 $	For the Three Months Ended September 30, 2011 $	For the Nine months Ended September 30, 2012 $	For the Nine months Ended September 30, 2011 $	Accumulated From August 23, 2005 (Inception) to September 30, 2012 $

Revenue	-	-	-	-	-

Expenses

Consulting fees – related party	12,000	12,000	36,000	36,000	406,080
Professional fees	61,325	-	80,119	15,000	292,046
General and administrative	2,681	825	7,431	3,595	621,378

Total Operating Expenses	76,006	12,825	123,550	54,595	1,319,504

Loss from Operations	(76,006)	(12,825)	(123,550)	(54,595)	(1,319,504)

Other Income (Expense):
Forgiveness of debt	-	-	15,640	-	15,640
Foreign currency gain (loss)	-	2,724	(601)	(4,087)	(601)
Interest expense, net	(10,052)	(10,052)	(29,937)	(29,828)	(69,818)

Total Other Income (Expense)	(10,052)	(7,328)	(14,898)	(33,915)	(54,779)
Net Loss from Continuing Operations	(86,058)	(20,153)	(138,448)	(88,510)	(1,374,283)

Extraordinary items:

Net Loss on Sale of Subsidiary	-	-	-	-	(1,018,001)

Loss Before Discontinued Operations	(86,058)	(20,153)	(138,448)	(88,510)	(2,392,284)
Discontinued Operations	-	-	-	-	(3,055,354)

Net Loss	(86,058)	(20,153)	(138,448)	(88,510)	(5,447,638)

Net Loss Per Share - Basic and Diluted	-	-	-	(0.02)

Weighted Average Number of Shares Outstanding	75,919,000	12,082,000	55,554,000	4,681,000

(See accompanying notes to these financial statements)

i-level Media Group Incorporated (A Development Stage Company)
Condensed Statements of Cash Flows
(Unaudited)

	For the Nine months Ended September 30, 2012 $	For the Nine months Ended September 30, 2011 $	Accumulated From August 23, 2005 (Inception) to September 30, 2012 $

Operating Activities
Net loss	(138,448)	(88,510)	(2,444,674)
Discontinued Operations	-	-	(3,055,354)
Adjustments to reconcile net loss to cash
Shares issued for accrued fees – related party	-	-	202,400
Donated services and expenses	-	-	20,000
Loss on sale of subsidiary	-	-	1,018,001
Gain on settlement of debt	(15,640)	-	(15,640)
Foreign currency loss	601	-	601
Change in operating assets and liabilities
Increase in accounts payable	75,659	30,975	155,262
Increase in accrued expenses – related party	36,000	36,000	719,497

Net Cash Used in Operating Activities	(41,828)	(21,535)	(3,262,474)

Investing Activities

Net Cash to Investing Activities	-	-

Financing Activities
Increase in notes payable	41,828	21,535	400,367
Proceeds from sale of common stock	-	-	2,862,107

Net Cash Provided by Financing Activities	41,828	21,535	3,262,474

Increase in Cash	-	-

Cash - Beginning of Period	-	-	-
			-
Cash - End of Period	-	-	-

Supplemental Disclosures:
Interest paid	-	-	32,452
Income taxes paid	-	-	-

Non-cash Financing and Investing Activities:
Accrued expenses settled in common stock	-	-	202,400
Settlement of debt with shares	124,000	13,000	1,175,634

(See accompanying notes to these financial statements)

i-Level Media Group Incorporated (A Development Stage Company)
Notes to Condensed Financial Statements

1.	Nature of Operations, Continuance of Business and Presentation

The Company was incorporated in the State of Nevada on August 23, 2005 under the name Jackson Ventures, Inc. The Company's initial operations included the acquisition and exploration of mineral resources. Management changed its primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China. This business ceased operations on December 1, 2008 and its business was wound-up.

On July 8, 2011 the Company completed a reverse stock split on a one new share for seventy old shares basis. As a result of the reverse split, the Company’s issued shares were 918,825 and its authorized share capital decreased from 1,025,000,000 shares of common stock to 14,642,857 shares. On July 27, 2011, the Board of Directors approved an amendment to its articles of incorporation to increase the number of our authorized common stock to 1,000,000,000 shares which became effective March 13, 2012 and on March 31, 2012 the Company issued 40,000,000 shares at $0.002 per share to settle $80,000 owing to its sole director and Chief Executive Officer and issued 22,000,000 shares at $0.002 per share to settle $44,000 of accrued expenses.

The Company is a development stage company currently focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications sectors. On July 9, 2012, we entered into an Agreement in Principle with Telupay PLC (“Telupay”), a limited liability company under the laws of the Jersey Channel Islands, pursuant to which we intend to acquire all of the issued and outstanding shares of Telupay. Telupay is an early stage company focused on the development and initial commercialization of mobile banking and payment applications and systems. Telupay is currently pursuing opportunities with certain institutional clients, primarily in the Philippines, Peru and United Kingdom.

Our financial statements included herein have been prepared on a going concern basis, which implies we will continue to discharge our liabilities in the normal course of business. We have not generated revenues since December 1, 2008 and have had no revenue generating operations. Our continuation as a going concern is dependent upon our ability to reorganize our share capital, obtain equity financing and secure new business operations. As at September 30, 2012, we had no assets and debt of $843,679 and accumulated losses of $5,448,653 since inception. These factors raise substantial doubt regarding our ability to continue as a going concern.

These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Summary of Significant Accounting Policies

Reclassification

Certain reclassifications have been made to make 2011 amounts conform to 2012 classifications for comparative purposes.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Recent Pronouncements

Recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

International Financial Reporting Standards

In November 2008, the Securities and Exchange Commission (“SEC”) issued for comment a proposed roadmap regarding potential use of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Under the proposed roadmap, the Company would be required to prepare financial statements in accordance with IFRS in fiscal year 2014, including comparative information also prepared under IFRS for fiscal 2013 and 2012. The Company is currently assessing the potential impact of IFRS on its financial statements and will continue to follow the proposed roadmap for future developments.

3.	Due to Related Party

The Company’s sole director, President and Chief Executive Officer is owed $4,000 per month for services rendered. The Company has charged $36,000 to operations for the nine months ended September 30, 2012 and 2011. On March 31, 2012 the Company settled $80,000 of amounts owing by issuing 40,000,000 shares at $0.002 per share. As at September 30, 2012 a total of $59,000 was owed. This amount is unsecured, non-interest bearing and due on demand.

4.	Notes Payable

The Company received loans of $332,332 by family members of two former senior officers and directors of the Company. This loan was purchased by a non-related party during 2011. These loans are unsecured; bear interest at 12% per annum and due on demand. As at September 30, 2012 there was accrued interest of $178,549. This non-related party also purchased $30,400 of non-interest bearing debt owing to the former Chief Executive Officer and has paid certain expenses of the Company totaling $35,026 which is non-interest bearing, unsecured and due on demand.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
i-level Media Group, Incorporated

We have audited the accompanying balance sheet of i-level Media Group, Incorporated as of December 31, 2011 and 2010 and the related statements of operations, stockholders’ equity and cash flows for the years then ended and for the period from August 23, 2005 (date of inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of i-level Media Group, Incorporated as of December 31, 2011 and 2010 and the results of its operations and its cash flows for the years then ended and for the period from August 23, 2005 (date of inception) to December 31, 2011 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses, had negative cash flows from operations and has ceased operations and divested itself of its subsidiaries. All of these factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in the Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Weaver, Martin & Samyn, LLC
Kansas City, MO
March 30, 2012

i-level Media Group Incorporated (A Development Stage Company)
Balance Sheets
As at December 31, 2011 and 2010

	December 31, 2011 $	December 31, 2010 $

Assets

Current Assets
Cash	-	-

Total Assets	-	-

Liabilities and Stockholders’ (Deficit) Equity

Current Liabilities
Accounts payable	145,822	149,794
Accrued expenses (Note 3)	326,011	251,132
Notes payable (Note 4)	355,467	332,332

Total Current Liabilities	827,300	733,258

Nature and Continuance of Operations (Note 1)

Stockholders' Deficit

Common Stock, (Notes 6 and 7) 1,000,000,000 shares authorized, $0.001 par value 13,918,825 and 918,825 issued and outstanding, respectively	13,919	919
Additional Paid-in Capital	4,473,075	4,473,075
Foreign Currency Translation	(4,089)	(7,222)
Deficit Accumulated During the Development Stage	(5,310,205)	(5,200,030)

Total Stockholders’ Deficit	(827,300)	(733,258)

Total Liabilities and Stockholders' Deficit	-	-

(See accompanying notes to these financial statements)

i-level Media Group Incorporated (A Development Stage Company)
Statements of Operations
For the Years Ended December 31, 2011 and 2010

	Accumulated From August 23, 2005 (Inception) to December 31, 2011 $	For the Year Ended December 31, 2011 $	For the Year Ended December 31, 2010 $

Revenue	-	-	-

Expenses
Consulting fees – related party	370,080	48,000	48,000
Professional fees	211,927	15,000	-
General and administrative	477,659	7,295	3,902

Total Operating Expenses	1,059,666	70,295	51,902

Loss from Operations	(1,059,666)	(70,295)	(51,902)

Other Income (Expense):
Interest expense, net	(177,184)	(40,467)	(39,880)

Total Other Income (Expense)	(177,184)	(40,467)	(39,880)
Net Loss from Continuing Operations	(1,236,850)	(110,175)	(92,369)

Extraordinary items:

Net Loss on Sale of Subsidiary	(1,018,001)	-	-

Loss Before Discontinued Operations	(2,254,851)	(110,175)	(92,369)
Discontinued Operations	(3,055,354)	-	-

Net Loss	(5,310,205)	(110,175)	(92,369)

Net Loss Per Share - Basic and Diluted		(.02)	(.10)

Weighted Average Number of Shares Outstanding		7,045,000	896,000

(See accompanying notes to these financial statements)

i-level Media Group Incorporated (A Development Stage Company)
Statements of Cash Flows
For the Years Ended December 31, 2011 and 2010

	Accumulated from August 23, 2005 (Inception) to December 31, 2011 $	For the Year Ended December 31, 2011 $	For the Year Ended December 31, 2010 $

Operating Activities
Net loss	(2,254,851)	(110,175)	(92,369)
Discontinued Operations	(3,055,354)	-	-

Adjustments to reconcile net loss to cash
Shares issued for accrued consulting fees - related party	202,400	-	-
Donated services and expenses	20,000
Loss on sale of subsidiary	1,018,001	-	-
Change in operating assets and liabilities
Increase (decrease) in accounts payable	141,733	(839)	(3,297)
Increase in accrued expenses	695,497	87,879	95,666

Net Cash Used in Operating Activities	(3,232,574)	(23,135)	-

Investing Activities

Net Cash to Investing Activities	-	-	-

Financing Activities
Proceeds from notes payable – related party	370,467	23,135	-
Proceeds from sale of common stock	2,862,107	-	-

Net Cash Provided by Financing Activities	3,232,574	23,135	-

Increase in Cash	-	-	-

Cash - Beginning of Period	-	-	-

Cash - End of Period	-	-	-

Supplemental Disclosures:
Interest paid	32,452	-	-
Income taxes paid	-	-	-

Non-cash Financing and Investing Activities:
Settlement of debt with shares	1,051,634	-	-
Accrued expenses settled in common stock	202,400	13,000	-

(See accompanying notes to these financial statements)

i-Level Media Group Incorporated (A Development Stage Company)
Statement of Stockholders' Equity (Deficit)
From August 23, 2005 (Date of Inception) to December 31, 2011

					Accumulated
			Additional	Foreign	During the
	Common		Paid-in	Currency	Development
	Stock	Amount	Capital	Translation	Stage	Total
	#	$	$	$	$	$

Issuance of Shares on August 23, 2005 (Inception)	-	-	-	-	-	-
Issued for cash	585,714	586	3,414	-	-	4,000
Issued for cash	243,071	243	82,757	-	-	83,000
Donated Services and Expenses	-	-	5,000	-	-	5,000
Net Loss for the Period from Operations	-	-	-	-	(22,979)	(22,979)
Net Loss for the Period from Discontinued Operations	-	-	-	-	(453,691)	(453,691)

Balance - December 31, 2005	828,785	829	91,171	-	(476,670)	(384,670)
Donated Services and Expenses	-	-	15,000	-	-	15,000
Net Loss for the Year From Operations	-	-	-	-	(110,918)	(110,918)
Net Loss for the Year From Discontinued Operations	-	-	-	-	(388,517)	(388,517)

Balance - December 31, 2006	828,785	829	106,171	-	(976,105)	(869,105)
Cancellation of founders shares	(585,714)	(586)	586	-	-	-
Shares issued to acquire subsidiaries	385,714	386	350,467	-	-	350,853
Shares issued to settle debt	71,429	71	499,929	-	-	500,000
Shares issued to settle debt	14,738	15	309,486	-	-	309,501
Shares issued in a unit private placement	37,143	37	1,299,963	-	-	1,300,000
Shares issued in a unit debt private placement	5,714	6	199,994	-	-	200,000
Shares issued in a private placement	7,653	8	374,992	-	-	375,000
Shares issued in a unit private placement	28,571	28	499,972	-	-	500,000
Shares issued as a finders fee	1,714	2	29,898	-	-	30,000
Capital raising costs	-	-	(30,000)	-	-	(30,000)
Shares issued pursuant to a financial services contract	14,286	14	172,486	-	-	172,500
Shares issued in a unit private placement	35,714	36	499,964	-	-	500,000
Capital raising costs	-	-	(69,894)	-	-	(69,894)
Net Loss for the Year From Operations	-	-	-	-	(435,720)	(435,720)
Net Loss for the Year From Discontinued Operations	-	-	-	-	(1,639,214)	(1,639,214)

Balance – December 31, 2007	845,747	846	4,244,014	-	(3,051,039)	1,193,921
Shares issued to settle debt	2,143	2	29,998	-	-	30,000
Net Loss for the Year From Operations	-	-	-	-	(1,340,475)	(1,340,475)
Net Loss for the Year From Discontinued Operations	-	-	-	-	(573,932)	(573,932)

Balance - December 31, 2008	847,891	848	4,274,012	-	(4,965,446)	(690,586)
Net Loss for the Year	-	-	-	-	(142,214)	(142,214

Balance - December 31, 2009	847,891	848	4,274,012	-	(5,107,660)	(832,800)
Shares issued to settle debt	42,857	43	149,957	-	-	150,000
Shares issued to settle debt	28,077	28	49,106	-	-	49,133
Foreign currency translation				(7,222)	-	(7,222)
Net Loss for the Year	-	-	-	-	(92,369)	(92,369)

Balance - December 31, 2010	918,825	919	4,473,075	(7,222)	(5,200,030)	(733,258)
Shares issued to settle debt	13,000,000	13,000	-		-	13,000
Foreign currency translation				3,133	-	3,133
Net Loss for the Year	-	-	-		(110,175)	(110,175)

Balance - December 31, 2011	13,918,825	13,919	4,473,075	(4,089)	(5,310,205)	(827,300)

i-Level Media Group Incorporated (A Development Stage Company)
Notes to Financial Statements

1.	Nature of Operations, Continuance of Business and Presentation

The Company was incorporated in the State of Nevada on August 23, 2005 under the name Jackson Ventures, Inc. The Company's initial operations included the acquisition and exploration of mineral resources. Management changed its primary business to that of developing and operating a proprietary, digital media network service in the transportation segment of the outdoor advertising market in China. On January 29, 2007 the Company entered into a Share Exchange Agreement to acquire the business of i-Level Media Systems Limited (“i-Level Systems”), a limited liability Company incorporated on May 23, 2003 under the International Business Act of the British Virgin Islands. I‑Level Systems owns 100% of i-Level SoftComm (Shanghai) Company Ltd. (“i-Level SoftComm”), a wholly foreign owned enterprise formed under the laws of the People's Republic of China (the “PRC”) on August 12, 2004. i-Level SoftComm was a development stage company devoting substantially all of its efforts to establishing a new business in the PRC, which involved selling out-of-home video advertising timeslots on its network of flat-panel video advertising display units installed in taxis. The acquisition of i-Level Systems was completed on March 20, 2007. See Note 7 for full disclosure of this transaction and related financing transactions. As control of the Company transferred to the shareholders of i-Level Systems on March 20, 2007 this acquisition was considered a recapitalization of i-Level Systems. The acquisition was accounted for using reverse merger accounting rules whereby the historical operations of i-Level Systems constituted the reported numbers prior to March 20, 2007 and the combined operations of the Company and i-Level Systems were reported from March 20, 2007 to December 1, 2008. On December 1, 2008 i-Level SoftComm ceased operations and its business was wound-up. Also on December 1, 2008 i-Level Systems, the parent company of i-Level SoftComm and a wholly-owned subsidiary of the Company was sold to the Company’s former Chief Executive Officer for $1. From December 1, 2008 the Company deconsolidated its subsidiary and reported a loss on discontinued operations of $573,932 and upon wind-up recorded a gain of $596,799 and upon sale recorded a loss of $1,614,800. The comparative balance sheet included the accounts of i-Level Systems and i-Level SoftComm. The Statement of Stockholders’ Equity was retroactively restated to account for the deconsolidation of i-Level Systems and the reversal of reverse merger accounting. Since December 1, 2008 the Company has no operations.

On July 8, 2011 the Company effected a reverse stock split on a one new share for seventy old shares basis. As a result of the reverse split, the Company’s authorized share capital decreased from 1,025,000,000 shares of common stock to 14,642,857 shares of common stock On the date of record there were 64,317,715 shares issued and outstanding. Upon consolidation there were 918,825 shares issued and outstanding. This consolidation has been applied retroactively to restate all share and per share amounts. On July 27, 2011, the Board of Directors approved an amendment to its articles of incorporation to increase the number of our authorized common stock to 1,000,000,000 shares which became effective March 13, 2012.

On July 13, 2011 the Company settled $13,000 of debt owing to the Chief Executive Officer and issued 13,000,000 post-consolidation shares at $.001 per share.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company had not generated revenues since inception and currently has no revenue generating operations. The Company has not paid dividends, and is unlikely to pay dividends in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the ability of the Company to reorganize its share capital, obtain equity financing and secure new business operations. As at December 31, 2011, the Company had no assets and debt of $827,299 and had accumulated losses of $5,310,205 since inception. These factors raise substantial doubt regarding the Company's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. At the present time, the Company is focusing on obtaining sufficient financing to be able to recommence operations in the social networking, digital media and mobile communications area.

2.	Summary of Significant Accounting Policies

Reclassification

Certain reclassifications have been made to make 2010 amounts conform to 2011 classifications for comparative purposes.

Fair Value

The Company complies with the provisions of ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements required under other accounting pronouncements.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to stock-based compensation, and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

Cash and cash equivalents include cash on deposit in overnight deposit accounts and investments in money market accounts.

Financial Instruments

The Company has financial instruments whereby the fair value of the financial instruments could be different from that recorded on a historical basis in the accompanying balance sheets. The Company's financial instruments consist of accounts payable, accrued liabilities, and notes payable. The carrying amounts of the Company's financial instruments approximate their fair values as of December 31, 2011 and 2010 due to their short-term nature.

Income Taxes

The Company follows ASC subtopic 740-10 (formerly Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”) for recording the provision for income taxes. ASC 740-10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Stock-based Compensation

The Company accounts for stock-based compensation under ASC Topics 718 and 505, formerly SFAS No. 123R, "Stock-Based Payment” and SFAS No. 148, ‘”Accounting for Stock-Based Compensation - Transition and Disclosure - An amendment to SFAS No. 123.” These standards define a fair value based method of accounting for stock-based compensation. These standards define a fair- value- based method of accounting for stock-based compensation. In accordance with ASC, the cost of stock-based compensation is measured at the grant date based on the value of the award and is recognized over the vesting period. The value of the stock-based award is determined using the Black-Scholes option-pricing model, whereby compensation cost is the excess of the fair value of the award as determined by the pricing model at the grant date or other measurement date over the amount that must be paid to acquire the stock. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive the benefit, which is generally the vesting period. During the year ended December 31, 2011, the Company recognized stock-based compensation of $0 and $0, respectively.

Basic and Diluted Net Income (Loss) Per Share

Net loss per share is computed in accordance with ASC subtopic 260-10. The Company presents basic loss per share (“EPS”) and diluted EPS on the face of its statements of operations. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if common stock was issued upon the exercise of stock options and warrants. For the years ended December 31, 2011 and 2010, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of outstanding warrants on the Company’s net loss. Total potentially dilutive common share equivalents relating to stock purchase warrants issued, as at December 31, 2011 and 2010, is 0 and 0, respectively.

Recent Pronouncements

In December 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2010-29, “Business Combinations (Topic 805): Disclosures of Supplementary Pro Forma Information for Business Combinations” (ASU 2010-29), which specifies that pro forma disclosures for business combinations are to be reported as if the business combinations that occurred during the current year had occurred as of the beginning of the comparable prior annual reporting period. The pro forma disclosures must also include a description of material, nonrecurring pro forma adjustments. ASU 2010-29 is effective for business combinations with an acquisition date of January 1, 2011 or later. Adoption of the new requirement did not have an effect on the Company’s financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Company's present or future financial statements.

International Financial Reporting Standards

In November 2008, the Securities and Exchange Commission (“SEC”) issued for comment a proposed roadmap regarding potential use of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Under the proposed roadmap, the Company would be required to prepare financial statements in accordance with IFRS in fiscal year 2014, including comparative information also prepared under IFRS for fiscal 2013 and 2012. The Company is currently assessing the potential impact of IFRS on its financial statements and will continue to follow the proposed roadmap for future developments.

3.	Accrued Expenses

	December 31, 2011 $	December 31, 2010 $

Accounts Payable
Accrued consulting fees	44,000	44,000
Accrued interest on loans	148,611	108,732
Accrued wages to former senior officers	30,400	30,400
Accrued remuneration to officer/director	103,000	68,000
	326,011	251,132

4.	Notes Payable

Related Party - In March and April, 2008 $347,332 was loaned to the Company by family members of the two former senior officers and directors of the Company. These loans are unsecured; bear interest at 12% per annum and due on demand. On May 12, 2010, the Company settled $15,000 of this debt plus $3,733 of accrued interest by issuing 10,705 post-consolidation shares. As at December 31, 2011 there was accrued interest of $148,611 owing.

Non-related Party - During 2011 the Company received non-interest bearing loans of $23,135.

5.	Common Stock

On July 8, 2011 the Company completed a reverse stock split on a one new share for seventy old shares basis. As a result of the reverse split, the Company’s authorized share capital decreased from 1,025,000,000 shares of common stock to 14,642,857 shares of common stock On the date of record there were 64,317,715 shares issued and outstanding. Upon consolidation there were 918,825 shares issued and outstanding. This consolidation has been applied retroactively to restate all share and per share amounts.

On July 27, 2011, the Board of Directors approved an amendment to its articles of incorporation to increase the number of our authorized common stock to 1,000,000,000 shares which became effective March 13, 2012.

On July 13, 2011 the Company settled $13,000 of debt owing to the Chief Executive Officer and issued 13,000,000 post-consolidation shares at $.001 per share.

In April 2010 the Company settled accrued expenses of $150,000 by issuing 42,857 post-consolidation shares and accrued wages to a former senior officer of $30,400 by issuing 17,371 post-consolidation shares.

6.	Stock Options and Warrants Outstanding

As at December 31, 2011 there were no stock options or warrants outstanding.

7.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. Pursuant to ASC 740 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. As the criteria for recognizing future income tax assets have not been met due to the uncertainty of realization, a valuation allowance of 100% has been recorded for the current and prior year.

The components of the net deferred tax asset at December 31, 2011 and 2010 and the effective tax rate and the estimated amount of the valuation allowance are scheduled below:

	December 31, 2011 $	December 31, 2010 $
Cumulative Combined Net Operating Losses
Cumulative Combined Net Operating Losses	2,031,000	1,918,000
Effective Tax Rate	34%	34%
Deferred Tax Asset	691,000	652,000
Valuation Allowance	(691,000)	(652,000)
Net Deferred Tax Asset	-	-

8.	Fair Value Measurements

The Company adopted ASC Topic 820-10 at the beginning of 2009 to measure the fair value of certain of its financial assets required to be measured on a recurring basis. The adoption of ASC Topic 820-10 did not impact the Company’s financial condition or results of operations. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 2 – Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 3 – Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The Company has no level 3 assets or liabilities.

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis as of December 31, 2010:

	Level 1 $	Level 2 $	Level 3 $	Total $
Assets:	-	-	-	-
Liabilities:
Accounts payable	-	149,794	-	149,794
Accrued expenses	-	251,132	-	251,132
Notes payable	-	332,332	-	332,332

The following table presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis as of December 31, 2011:

	Level 1 $	Level 2 $	Level 3 $	Total $
Assets:	-	-	-	-
Liabilities:
Accounts payable	-	145,821		145,821
Accrued expenses	-	326,011	-	326,011
Notes payable	-	355,467	-	355,467

TELUPAY PLC and Subsidiaries

Consolidated Financial Statements
September 30, 2012 and 2011

TELUPAY PLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2012	March 31, 2012
ASSETS
Current assets:
Cash	$54,757	$9,789
Accounts receivable	20,730	14,831
Other receivables	4,640	3,138
Prepaid expenses	9,324	2,472
Total Current Assets	89,451	30,230
Fixed assets, net of accumulated depreciation of $65,465 and	47,225	62,446
$47,916, respectively
Other assets:
Capitalized software development costs, net of accumulated amortization of $52,693 and $29,389, respectively	180,348	203,652
Other noncurrent assets	46,953	39,108
Total Other Assets	227,301	242,760
TOTAL ASSETS	$363,977	$335,436

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$254,924	$216,745
Accounts payable and accrued expenses– related parties	273,302	287,292
Deferred revenue	27,880	30,000
Notes payable– related parties	354,278	312,864
Convertible notes payable	150,000	150,000
Convertible notes payable– related party	175,000	175,000
Total Current Liabilities	1,235,384	1,171,901
Deferred tax liability	552	–
Total Liabilities	1,235,936	1,171,901
Stockholders’ Deficit
Common stock, $0.015 par value, 100,000,000 shares authorized, 50,384,328 and 43,484,087 shares issued and outstanding as of September 30 and March 31, 2012, respectively	751,274	653,131
Authorized and unissued common stock, no shares and 790,575 shares as of September 30 and March 31, 2012, respectively	–	11,874
Additional paid-in capital	5,535,993	4,828,683
Cumulative translation adjustments	27,776	14,343
Accumulated deficit	(7,187,002)	(6,344,496)
Total Stockholders’ Deficit	(871,959)	(836,465)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$363,977	$335,436

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended September 30		For the six months ended September 30
	2012	2011	2012	2011
REVENUES
Service income	$18,739	$128	$23,215	$406
OPERATING EXPENSES
Direct operating expense	–	1,199	–	1,952
Salaries and benefits	182,964	120,716	255,912	264,051
Directors’ compensation – related parties	161,600	47,095	323,200	94,189
Travel	24,035	3,067	24,035	27,576
Professional fees	68,149	18,518	112,263	91,184
General and administrative expenses	33,028	15,799	101,839	52,503
Depreciation and amortization	18,167	15,332	39,212	32,504
Total Operating Expenses	487,943	221,726	856,461	563,959
Net Loss from Operations	(469,204)	(221,598)	(833,246)	(563,553)
OTHER INCOME (EXPENSE)
Interest income	37	14	82	31
Interest expense	(2,561)	(11,437)	(4,811)	(12,811)
Interest expense – related party	(2,625)	(2,625)	(5,250)	(5,250)
Net foreign exchange gain (loss)	(2,265)	(855)	1,262	5,940
Total Other Income (Expense)	(7,414)	(14,903)	(8,717)	(12,090)
Net loss before provision for income taxes	(476,618)	(236,501)	(841,963)	(575,643)
PROVISION FOR INCOME TAX - Deferred	543	–	543
NET LOSS	$(476,075)	$(236,501)	$(842,506)	$(575,643)
Basic and diluted loss per share	(0.01)	(0.01)	(0.02)	(0.01)
Weighted average shares outstanding	45,023,943	41,032,924	46,934,208	41,300,371

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	For the three months ended September 30		For the six months ended September 30
	2012	2011	2012	2011
NET LOSS	$(477,431)	$(236,501)	$(842,506)	$(575,643)
OTHER COMPREHENSIVE INCOME
(LOSS)
Cumulative translation adjustments	10,913	8,032	13,433	14,343
TOTAL COMPREHENSIVE LOSS	$466,518	$228,469	$829,073	$561,300

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the six months ended September 30
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Pretax loss	$(841,963)	$(575,643)
Adjustments for:
Depreciation and amortization	39,212	32,504
Interest expense	–	–
Unrealized foreign exchange loss (gain)	13,442	2,405
Decrease (increase) in:
Trade and other receivables	(7,401)	(834)
Prepaid and other assets	(6,852)	8,441
Other noncurrent assets	(7,845)	(5,672)
Increase (decrease) in
Accounts payable and accrued expenses	38,179	16,993
Accrued expenses - related party	(13,990)	5,250
Deferred revenue	(2,120)	–
Net cash flows used in operating activities	(789,338)	(516,556)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment	(687)	(25,838)
Increase in capitalized software development		13,680
Cash flows used in investing activities	(687)	(12,158)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock, net of offering costs	793,579	185,000
Proceeds from notes payable - related party	41,414	218,425
Cash flows from financing activities	880,099	403,425
NET (DECREASE) INCREASE IN CASH	44,968	(125,289)
CASH AT BEGINNING OF YEAR	9,789	130,402
CASH AND AT END OF YEAR	$54,757	$5,113
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$-	$–
Cash paid for interest	$-	$–
Supplemental non-cash disclosures
Common stock issued for services	$252,450	$-
Common stock issued for financing – related parties	$11,874	$-

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1.	General Business Description

TelUPay PLC Inc. (“Company”) and itssubsidiaries (collectively the “Group”) were incorporated primarily to engagein software application development, enterprise application integration,programming, wholesale sales and distribution of customized softwareapplications, after-sales support and technical assistance, as well as theprovision of shared services and other related ancillary and/or supportfunctions, services, systems, and processes. The Company was incorporated March2, 2010. The registered address of the Company is located at First Land House,Peter Street, St. Helier, Jersey, Channel Islands.

On December 21, 2010, the Companyentered into an agreement with QSpan Technologies, Ltd. (“QSpan”) whereby itacquired all the assets consisting of office equipment and intellectual mobilebanking technology, and assumed all of its liabilities comprised of tradepayables and accrued expenses. Pursuant to the agreement, the Company issued,on a one-for-one basis 34,917,845 share of its common stock to the sharesholders’ of QSpan and QSpan ceased operations. As a result of the shareissuance, the Company and QSpan were under common control and therefore, thetransaction was treated as a recapitalization of QSpan. The financial statementpresentation of the Company includes the historic results of QSpan operatingactivities.

2.	Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries – TelUPay IP Limited, TelUPay Solutions Limited, TelUPay (M.E.) FZE and TelUPay (Philippines) Inc. Intercompany transactions and balances have been eliminated in consolidation.

Cash and cash equivalents

The Group considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At March 31, 2012 and 2011, the Group had no cash equivalents.

Concentration of Credit and Business Risk

The Group has no significant off-balance sheet risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Group’s financial instruments that are exposed to concentration of credit risks consist primarily of cash. The Group maintains its cash in bank accounts which may at times, exceed federally-insured limits.

Accounts receivable

Accounts receivable is reported at the customers’ outstanding balances less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable.

An allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers. Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of September 30, 2012 and 2011, management has deemed all receivables to be collectible, and has not historically recorded bad debt expenses; therefore no allowance has been recorded.

Fixed Assets

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Group uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:

Equipment 3-5 years
Furniture 7 years

The Group reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there were no impairments needed as of September 30, 2012. Depreciation expense for the six-months ended September 30, 2012 and 2011 was $39,212 and $32,504, respectively.

Capitalized Software Development Costs

The Group capitalizes internal software development costs subsequent to establishing technological feasibility of a software application. Capitalized software development costs represent the costs associated with the internal development of the Group’s software applications. Amortization of such costs is recorded on a software application-by-application basis, based on the greater of the proportion of current year sales to total of current and estimated future sales for the applications or the straight-line method over the remaining estimated useful life of the software application. The Group continually evaluates the recoverability of capitalized software costs and will charge to operations amounts that are deemed unrecoverable for projects it abandons.

Revenue Recognition

Revenue is not recognized until persuasive evidence of an arrangement exists, the services have been rendered, the fee is determinable, and collectability is reasonably assured. Revenue is recognized on the following bases:

Consulting fees and license revenue are recognized on an accrual basis in the accounting services are rendered.

Customer transactions are recognized upon actual transactions of customers.

Loss per Share

The Group reports earnings (loss) per share in accordance with ASC Topic 260-10, "Earnings per Share." Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise or conversion of stock options, warrants, and debt to purchase common shares, would have an anti-dilutive effect. As of September 30 and March, 2012, the Group had approximately 1,313,930 and 1,280,180 shares, respectively, related to its convertible notes payable that have been excluded from the computation of diluted net loss per share.

Income Taxes

The Group follows ASC subtopic 740-10 for recording the provision for income taxes. ASC 740- 10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Research and development

Research and development costs are expensed as incurred. As of September 30, 2012 and 2011, the Group did not incur any research and development costs.

Long-lived assets

The Group accounts for its long-lived assets in accordance with ASC Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.” ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost or carrying value of an asset may no longer be appropriate. The Group assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value or disposable value. As of March 31, 2012 and 2011, the Group determined that none of its long-term assets were impaired.

Fair Value of Financial Instruments

The Group has financial instruments whereby the fair value of the financial instruments could be different from that recorded on a historical basis in the accompanying balance sheets. The Group's financial instruments consist of cash, receivables, accounts payable, accrued liabilities, and notes payable. The carrying amounts of the Group’s financial instruments approximate their fair values as of September 30, 2012 and 2011 due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affects the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Share-Based Compensation

The Group accounts for stock-based payments to employees in accordance with ASC 718, “Stock Compensation” (“ASC 718”). Stock-based payments to employees include grants of stock, grants of stock options and issuance of warrants that are recognized in the consolidated statement of operations based on their fair values at the date of grant.

The Group accounts for stock-based payments to non-employees in accordance with ASC 718 and Topic 505-50, “Equity-Based Payments to Non-Employees.” Stock-based payments to non-employees include grants of stock, grants of stock options and issuances of warrants that are recognized in the consolidated statement of operations based on the value of the vested portion of the award over the requisite service period as measured at its then-current fair value as of each financial reporting date. The Group calculates the fair value of option grants and warrant issuances utilizing the Black-Scholes pricing model. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. ASC 718 requires forfeitures to be estimated at the time stock options are granted and warrants are issued to employees and non-employees, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered stock option or warrant. The Group estimates forfeiture rates for all unvested awards when calculating the expense for the period. In estimating the forfeiture rate, the Group monitors both stock option and warrant exercises as well as employee termination patterns.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight-line basis over the requisite service period of the award.

As of September 30, 2012 and 2011, the Group recorded stock-based compensation in the amounts of $190,200 and none, respectively.

Foreign Currency

The Group accounts for foreign currency in accordance with ASC Topic 830 “Foreign Currency” whereby the local currency is the functional currency. Assets and liabilities of the Group’s foreign locations are translated to reporting currency at the rate of exchange existing at the balance sheet date. Income statement amounts are translated at a weighted average monthly exchange rate for each reporting period. The cumulative translation adjustments resulting from changes in exchange rates are included in the consolidated balance sheet as “Other comprehensive income”, a separate component of stockholders’ equity. Transaction gains and losses are included in the consolidated statement of operations. As of September 30, 2012 and 2011, the Group reported $27,776 and $14,343, respectively in cumulative translation adjustments related to foreign currency re-measurement.

Recent accounting pronouncements

No recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Group's present or future financial statements

International Financial Reporting Standards:

In November 2008, the Securities and Exchange Commission (“SEC”) issued for comment a proposed roadmap regarding potential use of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Under the proposed roadmap, the Group would be required to prepare financial statements in accordance with IFRS in fiscal year 2014, including comparative information also prepared under IFRS for fiscal 2013 and 2012. The Group is currently assessing the potential impact of IFRS on its financial statements and will continue to follow the proposed roadmap for future developments.

Year-end

The Group has adopted March 31, as its fiscal year end.

3.	Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Group will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Group be unable to continue as a going concern. The Group has not yet achieved profitable operations since its inception. Through September 30, 2012, the Group had accumulated losses of $7,187,002 and a working capital deficit of $1,145,933. Management expects to incur further losses in the development of its business, all of which raises substantial doubt about the Group’s ability to continue as a going concern. The Group’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

4.	Related Party Transactions

Notes payable – related parties

In 2012, the Group issued short-term promissory notes totaling $354,278 to certain directors. The notes bear interest at a rate of 10% per annum, are unsecured, and matured 60 days from date of issuance. In addition, the Group agreed to issue 790,575 common shares as additional consideration for the notes which have been recognized as finance costs – related party totaling $276,701 on March 31, 2012. These shares have been issued after March 31, 2012

Convertible notes payable – related party

On June 1 and July 8, 2010, the Group issued two convertible short-term promissory notes totaling $175,000 to Forte Finance, controlled by a former director of the Group. The notes bear interest at a rate of 6% per annum, are unsecured, and are due on demand. The notes are convertible at the election of the holder at a rate of $0.28 per share. As of the date of issuance, the fair value of the shares was $0.28; accordingly no discount to the notes payable has been recorded for the conversion feature. As of the date of this report, these notes are in default and Forte Finance has made a demand on the balance due. The Group is in discussions with Forte Finance to satisfy this obligation.

Interest expense related to the convertible note to a related party amounted to $5,250 for the six months ended September 30, 2012 and 2011, respectively.

Consultancy agreement

During the year ended March 31, 2011, the Group entered into a financial consulting agreement with Forte Finance, a company controlled by a former director of the Group, to assist in obtaining equity financing for the Company. Pursuant to the agreement, the Company agreed to pay a commission to Forte Finance for funds originating as a result of their efforts. For the fiscal year ended March 31, 2011, the Company has paid $6,160, and recorded a payable amounting to $37,350, was charged against the gross proceeds from the issuance of the Company’s shares.

Dispute with former director

As discussed in Note 1, the Company entered into an agreement with QSpan in exchange for common shares on the Company. Pursuant to the agreement, Forte Finance, controlled by a former director of the Group, received 2.25 million shares of the Company and claims to be owed an additional 2.25 million shares. The additional 2.25 million shares have been issued to current directors of the Company. These directors have personally entered into an agreement with the Company to hold the Company harmless from any obligation to issue shares resulting from the dispute and to take personal liability within the limit of the value of the shares at the time such shares were issued to the directors.

Executive compensation

The Group has issued executive service agreements to three directors which have been amended periodically. Pursuant to these agreements, two executives are entitled to monthly compensation of $7,500 and one executive is entitled to monthly compensation of $5,000. During March 2012, the monthly compensation to be received by the three directors was amended to $3,750. For the six months ended September 30, 2012 and 2011, these executives received compensation totaling $133,000 and $37,500, respectively.

During the period ended September 30, 2012, the Company issued 168,000 and 1,000,000 common shares to two Company executives as compensation for services rendered during the period. The fair value of the shares issued total $190,200 and has been recorded as a related party transaction.

5.	Capitalized software development costs

As discussed in Note 1, the Company entered into an agreement with QSpan to acquire certain technology, which primarily consists of a mobile banking solution computer program. For the periods ended September 30, 2012 and 2011, the Company recognized amortization expense of $23,304 and $13,681, respectively.

Amortization expense for the remaining estimated lives of these costs are as follows: Year Ending March 31,

2013	$46,608
2014	46,608
2015	46,608
2016	44,579
2017	19,247
Total	$203,650

6.	Convertible Notes and Note Payable

On August 4, and December 13, 2010 the Company issued two promissory notes to CAT Brokerage, A.G.in the amount of $100,000 and $50,000, respectively. The notes bear interest at a rate of 6% per annum, are unsecured and due on demand. The notes are convertible at the election of the holder at a rate of $0.30 per share. As of the date of issuance, the fair value of the shares was $0.28; accordingly no discount to the notes payable has been recorded for the conversion feature.

Interest expense on the convertible note payable amounted to $4,811 and $12,811 for the periods ended September 30, 2012 and 2011, respectively.

7.	Common Stock

Common stock issuances

On December 21, 2010, the Company issued 34,917,845 shares of its common stock on a one-forone basis to the shareholders’ of QSpan in connection with the re-capitalization of QSpan as discussed in Note 1. As a result of the re-capitalization, the historic results of QSpan’s operating activities has been included retroactively, in the financial statements of the Company.

During the year ended March 31, 2011, the Company issued 4,727,144 shares of its common stock for cash proceeds of $1,382,074 net of offering costs to related parties of $101,910.

In March 2011, the Company issued 842,399 shares of its common stock for services to two individuals. The Company has recorded compensation expense of $303,410 representing the fair value of the underlying shares.

During the year ended March 31, 2012, the Company issued 1,272,142 shares of its common stock for cash proceeds of $430,250 net of offering costs to related parties of $15,000.

In August 2011, the Company issued 1,474,553 shares of its common stock for services of two executives of the Company. The fair value of the shares issued totaled $516,094 and has been recorded as executive compensation for the year ended March 31, 2012.

In August 2011, the Company issued 250,001 shares of its common stock for services to two individuals. The Company has recorded compensation expense of $87,500 representing the fair value of the underlying shares.

As of March 31, 2012, the Company authorized the issuance of 790,575 shares of common stock to directors of the Company as additional financing costs in connection with their short-term notes. The fair value of the authorized shares is $276,701 and has been recorded as related party financing costs.

On August 10, 2012, the Company granted a total of 415,000 shares to 10 of its eligible employees for services to the Group. The fair value of the shares issued totaled $62,250.

During the six month period from March 31 to September 30, 2012, the Company issued 4,068,333 shares of its common stock for cash proceeds of $541,130 net of offering cost to related parties amounting to $64,450.

During the six month period from March 31 to September 30, 2012, the Company issued 1,168,000 shares of its common stock for services of two executives of the Company. The fair value of the shares issued amounted to $190,200.

8.	Income Taxes

The Group, TelUPay IP Ltd., and TelUPay Solutions Ltd. are subject to the income tax regulations of Jersey, while TelUPay (M.E.) and TelUPay (Philippines) Inc. are subject to the income tax regulations of Hamriyah Free Zone Sharjah, U.A.E and the Philippines, respectively.

As of September 30, 2012 and 2011, the Group has no provision for current income tax under the respective tax regimes of the Company and its subsidiaries due to its taxable loss position.

Provision for deferred income tax for the period ended September 30, 2012 amounting to $543 arose from unrealized foreign exchange gain of TelUPay Philippines Inc.

9.	Fair Value of Financial Instruments

The Group adopted ASC Topic 820-10 to measure the fair value of certain of its financial assets required to be measured on a recurring basis. The adoption of ASC Topic 820-10 did not impact the Group’s financial condition or results of operations. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level I – Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level II – Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level III – Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments:

September 30, 2012	Level I	Level II	Level III	Fair Value
Capitalized software development	$–	$–	$180,348	$180,348
Notes payable	–	(354,278)	–	(354,278)
Convertible notes payable	–	(325,000)		(325,000)
Total	$–	$(679,278)	$180,348	$(498,930)

March 31, 2012	Level I	Level II	Level III	Fair Value
Capitalized software development	$–		$203,652	$203,652
Notes payable	–	(312,864)	–	(312,864)
Convertible notes payable	–	(325,000)		(325,000)
Total	$–	$(637,864)	$203,652	$(434,212)

10.	Commitments

Leases

On July 30, 2010, the Group entered into lease contracts with King’s Development Inc. on its office and parking space for a period of one year, subject to renewal for additional periods upon mutual agreement of the parties. Total rental expense which is included in “Rent and utilities” account in the consolidated statements of operations amounted to $21,981 and $13,103 for the six months ended September 30, 2012 and 2011, respectively.

License Agreement

On March 26, 2012, the Group entered into a five-year License Agreement with Baccarat Overseas, Ltd. (Baccarat) for the latter’s use and distribution of the mobile banking and payment software owned by the Group. Upon execution of the agreement, Baccarat paid a non-refundable amount of $30,000 for the exclusive right to distribute, use, and to provide the software to its clients. The amount was recorded as unearned revenue which forms part of “Accounts payable and accrued expenses” in the consolidated balance sheet as of September 30, 2012. In addition, the Group is entitled to receive royalties based on a certain percentage of the fees earned from transactions using the software. The agreement is subject to renewable upon mutual agreement of both parties and when certain conditions are met.

TELUPAY PLC and Subsidiaries

Consolidated Financial Statements
March 31, 2012 and 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
TelUPay, PLC
Channel Islands

We have audited the accompanying consolidated balance sheets of TelUPay, PLC. (the “Company”) as of March 31, 2012 and 2011 and the related consolidated statements of operation, comprehensive income, changes in stockholders’ equity (deficit) and cash flows for the years ended March 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2012 and 2011 and the results of its operations, shareholders’ equity, and cash flows for the two years ended March 31, 2012 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered losses from operations. This factor raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

L.L. Bradford & Company
November 1, 2012
Las Vegas, Nevada

702-735-5030 ● 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 ● www.llbradford.com

TELUPAY PLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31
	2012	2011
ASSETS
Current assets:
Cash	$9,789	$130,402
Accounts receivable	14,831	15,214
Other receivables	3,138	5,087
Prepaid expenses	2,472	10,269
Total Current Assets	30,230	160,972
Fixed assets, net of accumulated depreciation of $47,916 and $9,024, respectively	62,446	87,545
Other assets:
Capitalized software development costs, net of accumulated amortization of $29,389 and $2,028, respectively	203,652	38,543
Other noncurrent assets	39,108	25,071
Total Other Assets	242,760	63,614
TOTAL ASSETS	$335,436	$312,131

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$216,745	$117,018
Accounts payable and accrued expenses – related parties	287,292	216,353
Deferred revenue	30,000	–
Notes payable– related parties	312,864	–
Convertible notes payable	150,000	150,000
Convertible notes payable – related party	175,000	175,000
Total Current Liabilities	1,171,901	658,371
Total Liabilities	1,171,901	658,371
Stockholders’ Deficit
Common stock, $0.015 par value, 100,000,000 shares authorized, 43,484,087and 40,487,391 shares issued and outstanding as of March 31, 2012 and 2011, respectively	653,131	608,121
Authorized and unissued common stock, 790,575 shares and no shares as of March 31, 2012 and 2011, respectively	11,874	–
Additional paid-in capital	4,828,683	3,575,022
Cumulative translation adjustments	14,343	19,027
Accumulated deficit	(6,344,496)	(4,548,410)
Total Stockholders’ Deficit	(836,465)	(346,240)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$335,436	$312,131

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended March 31
	2012	2011
REVENUES
Service income	$1,809	$25,090
OPERATING EXPENSES
Direct operating expense	6,736
Salaries and benefits	322,045	148,838
Directors’ compensation – related parties	747,342	152,994
Travel	60,629	169,875
Professional fees	145,106	1,466,049
General and administrative expenses	133,254	88,224
Depreciation and amortization	66,253	11,052
Total Operating Expenses	1,481,365	2,037,032
Net Loss from Operations	(1,479,556)	(2,011,942)
OTHER INCOME (EXPENSE)
Interest income	146	186
Interest expense	(13,299)	(5,157)
Interest expense – related party	(34,921)	(8,260)
Finance costs – related party	(276,701)	–
Net foreign exchange gain (loss)	8,245	(25,578)
Total Other Income (Expense)	(316,530)	(38,809)
Net loss before provision for income taxes	(1,796,086)	(2,050,751)
PROVISION FOR INCOME TAXES	–	–
NET LOSS	$(1,796,086)	$(2,050,751)
Basic and diluted loss per share	(0.04)	(0.16)
Weighted average shares outstanding	41,700,788	12,772,885

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31
	2012	2011
NET LOSS	$(1,796,086)	$(2,050,751)
OTHER COMPREHENSIVE INCOME (LOSS) Cumulative translation adjustments	(4,684)	19,027
TOTAL COMPREHENSIVE LOSS	$(1,800,770)	$(2,031,724)

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

	Shares	Common Shares (Note 10)	Additional Paid-in Capital	Authorized and unissued	Cumulative Adjustment	Retained Earnings (Deficit)	Total
Balances as of March 2, 2010 (Inception)		$–	$–	$–	$–	$–	$–
Recapitalization of QSpan Technologies	34,917,845	524,466	1,973,193	–	–	(2,497,659)	–
Issuance of common shares for cash	4,727,144	71,002	1,412,983	–	–	–	1,483,985
Offering costs - related party	–	–	(101,910)	–	–	–	(101,910)
Shares issued for services	842,402	12,653	290,757			––	303,410
Translation adjustment	–	–	–	–	19,027	–	19,027
Net loss for the year	–	–	–	–	–	(2,050,751)	(2,050,751)
Balances at March 31, 2011	40,487,391	608,121	3,575,023	–	19,027	(4,548,410)	(346,239)
Issuance of common shares for services	1,724,554	25,903	577,691	–	–	–	603,594
Issuance of common shares for cash	1,272,142	19,107	426,142	–	–	–	445,249
Offering costs - related party	–	–	(15,000)	–	–	–	(15,000)
Authorized but unissued – related parties	–	–	264,827	11,874	–	–	276,701
Translation adjustment	–	–	–	–	(4,684)	–	(4,684)
Net loss for the year	–	–	–	–	–	(1,796,086)	(1,796,086)
Balances at March 31, 2012	43,484,087	$653,131	$4,828,683	$11,874	$14,343	$(6,344,496)	$(836,465)

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended March 31
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,796,086)	$(2,050,750)
Adjustments for:
Depreciation and amortization	66,253	11,052
Shares issued for services	603,594	303,410
Shares issued for financing costs – related party	276,701	–
Unrealized foreign exchange loss (gain)	(4,684)	19,027
Decrease (increase) in:
Trade and other receivables	2,332	(20,301)
Prepaid and other assets	(6,240)	(35,340)
Increase (decrease) in
Accounts payable and accrued expenses	99,725	117,015
Accrued expenses - related party	70,941	162,394
Deferred revenue	30,000	–
Net cash flows used in operating activities	(657,464)	(1,493,493)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of furniture and equipment	(13,793)	(42,608)
Increase in capitalized software development	(192,470)	(40,571)
Cash flows used in investing activities	(206,263)	(83,179)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock, net of offering costs	430,250	1,382,074
Proceeds from notes payable - related party	312,864	–
Proceeds from notes payable	–	77,646
Payment on notes payable	–	(77,646)
Proceeds from convertible notes payable – related party	–	175,000
Proceeds from convertible notes payable		150,000
Cash flows from financing activities	743,114	1,707,074
NET (DECREASE) INCREASE IN CASH	(120,613)	130,402
CASH AT BEGINNING OF YEAR	130,402	–
CASH AND AT END OF YEAR	$9,789	$130,402
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$–	$–
Cash paid for interest	$–	$883
Supplemental non-cash disclosures
Common stock issued for services	$603,594	$303,410
Common stock issued for financing – related parties	$276,701	$–

See accompanying Notes to Consolidated Financial Statements.

TELUPAY PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED STATEMENTS

1.	General Business Description

TelUPay PLC Inc. (“Company”) and its subsidiaries (collectively the “Group”) were incorporated primarily to engage in software application development, enterprise application integration, programming, wholesale sales and distribution of customized software applications, after-sales support and technical assistance, as well as the provision of shared services and other related ancillary and/or support functions, services, systems, and processes. The Company was incorporated March 2, 2010. The registered address of the Company is located at First Land House, Peter Street, St. Helier, Jersey, Channel Islands.

On December 21, 2010, the Company entered into an agreement with QSpan Technologies, Ltd. (“QSpan”) whereby it acquired all the assets consisting of office equipment and intellectual mobile banking technology, and assumed all of its liabilities comprised of trade payables and accrued expenses. Pursuant to the agreement, the Company issued, on a one-for-one basis 34,917,845 share of its common stock to the shares holders’ of QSpan and QSpan ceased operations. As a result of the share issuance, the Company and QSpan were under common control and therefore, the transaction was treated as a recapitalization of QSpan. The financial statement presentation of the Company includes the historic results of QSpan operating activities.

2.	Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its subsidiaries – TelUPay IP Limited, TelUPay Solutions Limited, TelUPay (M.E.) FZE and TelUPay (Philippines) Inc. Intercompany transactions and balances have been eliminated in consolidation.

Cash and cash equivalents

The Group considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At March 31, 2012 and 2011, the Group had no cash equivalents.

Concentration of Credit and Business Risk

The Group has no significant off-balance sheet risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Group’s financial instruments that are exposed to concentration of credit risks consist primarily of cash. The Group maintains its cash in bank accounts which may at times, exceed federally-insured limits.

Accounts receivable

Accounts receivable is reported at the customers’ outstanding balances less any allowance for doubtful accounts. Interest is not accrued on overdue accounts receivable.

An allowance for doubtful accounts on accounts receivable is charged to operations in amounts sufficient to maintain the allowance for uncollectible accounts at a level management believes is adequate to cover any probable losses. Management determines the adequacy of the allowance based on historical write-off percentages and information collected from individual customers.

Accounts receivable are charged off against the allowance when collectability is determined to be permanently impaired. As of March 31, 2012 and 2011, management has deemed all receivables to be collectible, and has not historically recorded bad debt expenses; therefore no allowance has been recorded.

Fixed Assets

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Group uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:

Equipment 3-5 years
Furniture 7 years

The Group reviews the carrying value of property, plant, and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there were no impairments needed as of March 31, 2012 and 2011. Depreciation expense for the years ended March 31, 2012 and 2011 was $47,916 and $9,024, respectively.

Capitalized Software Development Costs

The Group capitalizes internal software development costs subsequent to establishing technological feasibility of a software application. Capitalized software development costs represent the costs associated with the internal development of the Group’s software applications. Amortization of such costs is recorded on a software application-by-application basis, based on the greater of the proportion of current year sales to total of current and estimated future sales for the applications or the straight-line method over the remaining estimated useful life of the software application. The Group continually evaluates the recoverability of capitalized software costs and will charge to operations amounts that are deemed unrecoverable for projects it abandons.

Revenue Recognition

Revenue is derived on a per transaction basis through the Company’s mobile banking technologies and a modular, adaptable platform designed to create multi-channel gateways for all types of connected devices. Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” as revised by SAB No. 104. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, the price is fixed or readily determinable and collectability is probable. Sales are recorded net of sales discounts.

Deferred revenue represents collections of cash related to revenue producing activity for which revenue has not yet been recognized. The Company records deferred revenue when it receives consideration from a customer before achieving certain criteria that must be met for revenue to be recognized in conformity with GAAP. The Company’s deferred revenue is related to a twelve month software service agreement which will be amortized of the life of the agreement upon achieving certain criteria to be recognized in conformity with GAAP.

Loss per Share

The Group reports earnings (loss) per share in accordance with ASC Topic 260-10, “Earnings per Share.” Basic earnings (loss) per share is computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available. Diluted earnings (loss) per share is computed similar to basic earnings (loss) per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Diluted earnings (loss) per share has not been presented since the effect of the assumed exercise or conversion of stock options, warrants, and debt to purchase common shares, would have an anti-dilutive effect. As of March 31, 2012 and 2011, the Group had approximately 1,280,180 and 1,168,748 shares, respectively, related to its convertible notes payable that have been excluded from the computation of diluted net loss per share.

Income Taxes

The Group follows ASC subtopic 740-10 for recording the provision for income taxes. ASC 740- 10 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

Research and development

Research and development costs are expensed as incurred. As of March 31, 2012 and 2011, the Group did not incur any research and development costs.

Long-lived assets

The Group accounts for its long-lived assets in accordance with ASC Topic 360-10-05, “Accounting for the Impairment or Disposal of Long-Lived Assets.” ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost or carrying value of an asset may no longer be appropriate. The Group assesses recoverability of the carrying value of an asset by estimating the future net cash flows expected to result from the asset, including eventual disposition. If the future net cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and its fair value or disposable value. As of March 31, 2012 and 2011, the Group determined that none of its long-term assets were impaired.

Fair Value of Financial Instruments

The Group has financial instruments whereby the fair value of the financial instruments could be different from that recorded on a historical basis in the accompanying balance sheets. The Group’s financial instruments consist of cash, receivables, accounts payable, accrued liabilities, and notes payable. The carrying amounts of the Group’s financial instruments approximate their fair values as of March 31, 2012 and 2011 due to their short-term nature.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affects the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Share-Based Compensation

The Group accounts for stock-based payments to employees in accordance with ASC 718, “Stock Compensation” (“ASC 718”). Stock-based payments to employees include grants of stock, grants of stock options and issuance of warrants that are recognized in the consolidated statement of operations based on their fair values at the date of grant.

The Group accounts for stock-based payments to non-employees in accordance with ASC 718 and Topic 505-50, “Equity-Based Payments to Non-Employees.” Stock-based payments to non-employees include grants of stock, grants of stock options and issuances of warrants that are recognized in the consolidated statement of operations based on the value of the vested portion of the award over the requisite service period as measured at its then-current fair value as of each financial reporting date. The Group calculates the fair value of option grants and warrant issuances utilizing the Black-Scholes pricing model. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest. ASC 718 requires forfeitures to be estimated at the time stock options are granted and warrants are issued to employees and non-employees, and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. The term “forfeitures” is distinct from “cancellations” or “expirations” and represents only the unvested portion of the surrendered stock option or warrant. The Group estimates forfeiture rates for all unvested awards when calculating the expense for the period. In estimating the forfeiture rate, the Group monitors both stock option and warrant exercises as well as employee termination patterns.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight-line basis over the requisite service period of the award.

As of March 31, 2012 and 2011, the Group recorded stock-based compensation in the amounts of $880,295 and $303,410, respectively.

Foreign Currency

The Group accounts for foreign currency in accordance with ASC Topic 830 “Foreign Currency” whereby the local currency is the functional currency. Assets and liabilities of the Group’s foreign locations are translated to reporting currency at the rate of exchange existing at the balance sheet date. Income statement amounts are translated at a weighted average monthly exchange rate for each reporting period. The cumulative translation adjustments resulting from changes in exchange rates are included in the consolidated balance sheet as “Other comprehensive income”, a separate component of stockholders’ equity. Transaction gains and losses are included in the consolidated statement of operations. As of March 31, 2012 and 2011, the Group reported $14,343 and $19,027, respectively in cumulative translation adjustments related to foreign currency re-measurement.

Recent accounting pronouncements

No recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not or are not believed by management to have a material impact on the Group’s present or future financial statements

International Financial Reporting Standards:

In November 2008, the Securities and Exchange Commission (“SEC”) issued for comment a proposed roadmap regarding potential use of financial statements prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. Under the proposed roadmap, the Group would be required to prepare financial statements in accordance with IFRS in fiscal year 2014, including comparative information also prepared under IFRS for fiscal 2013 and 2012. The Group is currently assessing the potential impact of IFRS on its financial statements and will continue to follow the proposed roadmap for future developments.

Year-end

The Group has adopted March 31, as its fiscal year end.

3.	Going Concern

These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern, which assumes that the Group will be able to meet its obligations and continue its operations for its next fiscal year. Realization values may be substantially different from carrying values as shown and these financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Group be unable to continue as a going concern. The Group has not yet achieved profitable operations since its inception. Through March 31, 2012, the Group had accumulated losses of $6,344,496 and a working capital deficit of $1,141,671.Management expects to incur further losses in the development of its business, all of which raises substantial doubt about the Group’s ability to continue as a going concern. The Group’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due.

4.	Related Party Transactions

Notes payable – related parties

In 2012, the Group issued short-term promissory notes totaling $312,864 to certain directors. The notes bear interest at a rate of 10% per annum, are unsecured, and matured 60 days from date of issuance. In addition, the Group agreed to issue 790,575 common shares as additional consideration for the notes which have been recognized as finance costs – related party totaling $276,701. As of the date of this report, these common shares have not been issued and these notes are in default.

Interest expense on the short-term debt to related parties amounted to $16,132 and $0 for the year ended March 31, 2012 and 2011, respectively.

Convertible notes payable – related party

On June 1 and July 8, 2010, the Group issued two convertible short-term promissory notes totaling $175,000 to Forte Finance, controlled by a former director of the Group. The notes bear interest at a rate of 6% per annum, are unsecured, and are due on demand. The notes are convertible at the election of the holder at a rate of $0.28 per share, a total of 625,000 shares. As of the date of issuance, the fair value of the shares was $0.28; accordingly no discount to the notes payable has been recorded for the conversion feature. As of the date of this report, these notes are in default and Forte Finance has made a demand on the balance due. The Group is in discussions with Forte Finance to satisfy this obligation.

Interest expense related to the convertible note to a related party amounted to $18,789and $8,260 for the year ended March 31, 2012 and 2011, respectively.

Consultancy agreement

During the year ended March 31, 2011, the Group entered into a financial consulting agreement with Forte Finance, a company controlled by a former director of the Group, to assist in obtaining equity financing for the Company. Pursuant to the agreement, the Company agreed to pay a commission to Forte Finance for funds originating as a result of their efforts. For the fiscal year ended March 31, 2011, the Company has paid $6,160, and recorded a payable amounting to $37,350, was charged against the gross proceeds from the issuance of the Company’s shares.

Dispute with former director

As discussed in Note 1, the Company entered into an agreement with QSpan in exchange for common shares on the Company. Pursuant to the agreement, Forte Finance, controlled by a former director of the Group, received 2.25 million shares of the Company and claims to be owed an additional 2.25 million shares. The additional 2.25 million shares have been issued to current directors of the Company. These directors have personally entered into an agreement with the Company to hold the Company harmless from any obligation to issue shares resulting from the dispute and to take personal liability within the limit of the value of the shares at the time such shares were issued to the directors.

Executive compensation

The Group has issued executive service agreements to three directors which have been amended periodically. Pursuant to these agreements, two executives are entitled to monthly compensation of $7,500 and one executive is entitled to monthly compensation of $5,000.During March 2012, the monthly compensation to be received by the three directors was amended to $3,750. For the years ended March 31, 2012 and 2011, these executives received compensation totaling $163,803 and $96,250, respectively.

During the fiscal year ended March 31, 2012, the Company issued 193,000 and 1,281,552 common shares to two Company executives as compensation for services rendered during2011. The fair value of the shares issued total $516,094 and has been recorded as a related party transaction.

5.	Capitalized software development costs

As discussed in Note 1, the Company entered into an agreement with QSpan to acquire certain technology, which primarily consists of a mobile banking solution computer program. During the years ended March 31, 2012 and 2011, the Company capitalized $192,470 and $40,571, respectively, for the costs associated with the internal development of the Company’s software applications. For the years ended March 31, 2012 and 2011, the Company recognized amortization expense of $27,361 and $2,028, respectively.

Amortization expense for the remaining estimated lives of these costs are as follows:

Year Ending March 31,

2013	$46,608
2014	46,608
2015	46,608
2016	44,579
2017	19,247
Total	$203,650

6.	Convertible Notes and Note Payable

On August 4, and December 13, 2010 the Company issued two promissory notes to CAT Brokerage, A.G.in the amount of $100,000 and $50,000, respectively. The notes bear interest at a rate of 6% per annum, are unsecured and due on demand. The notes are convertible at the election of the holder at a rate of $0.30 per share for a total of 500,000 shares. As of the date of issuance, the fair value of the shares was $0.28; accordingly no discount to the notes payable has been recorded for the conversion feature.

Interest expense on the convertible note payable amounted to $13,299 and $4,274 for the year ended March 31, 2012 and 2011, respectively.

On December 20, 2010, the Company issued a promissory note in the amount of $77,646 to Maygray Graphics. The notes bears interest at a rate of 6% per annum, is unsecured and due on demand. As of March 31, 2011, the principal balance together with interest of $883 was paid in full.

7.	Common Stock

Common stock issuances

On December 21, 2010, the Company issued 34,917,845 shares of its common stock on a one-for-one basis to the shareholders’ of QSpan in connection with the re-capitalization of QSpan as discussed in Note 1. As a result of the re-capitalization, the historic results of QSpan’s operating activities have been included retroactively, in the financial statements of the Company.

During the year ended March 31, 2011, the Company issued 4,727,144 shares of its common stock for cash proceeds of $1,382,074 net of offering costs to related parties of $101,910.

In March 2011, the Company issued 842,402 shares of its common stock for services to two individuals. The Company has recorded compensation expense of $303,410 representing the fair value of the underlying shares.

During the year ended March 31, 2012, the Company issued 1,272,142 shares of its common stock for cash proceeds of $430,250 net of offering costs to related parties of $15,000.

In August 2011, the Company issued 1,474,553 shares of its common stock for services of two executives of the Company. The fair value of the shares issued totaled $516,094 and has been recorded as executive compensation for the year ended March 31, 2012.

In August 2011, the Company issued 250,001 shares of its common stock for services to two individuals. The Company has recorded compensation expense of $87,500 representing the fair value of the underlying shares.

During the year ended March 31, 2012, the Company authorized the issuance of 790,575shares of common stock to directors of the Company as additional financing costs in connection with their short-term notes. The fair value of the authorized shares is $276,701 and has been recorded as related party financing costs. As of the date of this report, the shares are unissued.

8.	Income Taxes

The Group, TelUPay IP Ltd., and TelUPay Solutions Ltd. are subject to the income tax regulations of Jersey, while TelUPay (M.E.) and TelUPay (Philippines) Inc. are subject to the income tax regulations of Hamriyah Free Zone Sharjah, U.A.E and the Philippines, respectively.

As of March 31, 2012 and 2011, the Group has no provision for income tax under the respective tax regimes of the Company and its subsidiaries due to its taxable loss position.

9.	Fair Value of Financial Instruments

The Group adopted ASC Topic 820-10 to measure the fair value of certain of its financial assets required to be measured on a recurring basis. The adoption of ASC Topic 820-10 did not impact the Group’s financial condition or results of operations. ASC Topic 820-10 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). ASC Topic 820-10 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability. The three levels of the fair value hierarchy under ASC Topic 820-10 are described below:

Level I – Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level II – Valuations based on quoted prices for similar assets and liabilities in active markets, quoted prices for identical assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level III – Valuations based on inputs that are supportable by little or no market activity and that are significant to the fair value of the asset or liability.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments:

March 31, 2012	Level I	Level II	Level III	Fair Value
Capitalized software development	$–	$–	$203,652	$203,652
Notes payable	–	(312,864)	–	(312,864)
Convertible notes payable	–	(325,000)	–	(325,000)
Total	$-	$(637,864)	$203,652	$(434,212)

March 31, 2011	Level I	Level II	Level III	Fair Value
Capitalized software development	$–	$–	$38,543	$38,543
Convertible notes payable	–	(325,000)	–	(325,000)
Total	$-	$(325,000)	$38,543	$(286,457)

10.	Commitments

Leases

On July 30, 2010, the Group entered into lease contracts with King’s Development Inc. on its office and parking space for a period of one year, subject to renewal for additional periods upon mutual agreement of the parties. Total rental expense which is included in “Rent and utilities” account in the consolidated statements of operations amounted to $40,897 and $17,888 in 2012 and 2011, respectively.

License Agreement

On March 26, 2012, the Group entered into a five-year License Agreement with Baccarat Overseas, Ltd. (Baccarat) for the latter’s use and distribution of the mobile banking and payment software owned by the Group. Upon execution of the agreement, Baccarat paid a non-refundable amount of $30,000 for the exclusive right to distribute, use, and to provide the software to its clients. The amount was recorded as unearned revenue which forms part of “Accounts payable and accrued expenses” in the consolidated balance sheet as of March 31, 2012. In addition, the Group is entitled to receive royalties based on a certain percentage of the fees earned from transactions using the software. The agreement is subject to renewable upon mutual agreement of both parties and when certain conditions are met.

11.	Subsequent Events

Subsequent to the year ended March 31, 2012, the Company issued 790,575 shares of common stock previously authorized to related parties in connection with the short term loans provided to the Company during fourth quarter of its fiscal year ended March 31, 2012.

On August 10, 2012, the Company granted a total of 370,000 shares of common stock valued at 129,500 to various employees for services to the Group.

UNAUDITED PRO-FORMA FINANCIAL INFORMATION

The following unaudited Pro-Forma Financial Information consists of an unaudited Pro-Forma Balance Sheet as at September 30, 2012 and an unaudited Pro-Forma Statement of Operations for the twelve months ended September 30, 2012 and 2011 (collectively, the “Pro-Forma Statements”).  The Pro-Forma Statements give effect to the consummation of the acquisition of Telupay PLC and Subsidiaries by I-Level Media Group Incorporated (collectively, the Pro-Forma Transactions) and are presented as if they had occurred at September 30, 2012.

The Pro-Forma Statements should be read in conjunction with the audited and interim financial statements of Telupay PLC and Subsidiaries (“Telupay”) and I-Level Media Group Incorporated (“I-Level”) appearing elsewhere in this Form S1 Registration Statement. The Pro-Forma Statements do not purport to represent results of operations or financial position would actually have been if the aforementioned Pro-Forma Transactions in fact had occurred at September 30, 2012, or to project results of operations or financial position for any future periods or at any future date.

The following Pro-Forma Balance Sheet has been derived from the interim financial statements of Telupay as at September 30, 2012 and the interim financial statements of I-Level as at September 30, 2012. The unaudited Pro-Forma Balance Sheet reflects the acquisition of Telupay by I-Level pursuant to the Merger Agreement and Plan of Merger (“Merger Agreement”) contemplating a merger of Telupay and I-Level using reverse acquisition accounting. This unaudited Pro-Forma Balance Sheet reflects a recapitalization of Telupay.

I-Level Media Group Incorporated
(A Development Stage Company)

Pro-Forma Balance Sheet

As of September 30, 2012
Expressed in U.S. Dollars
Unaudited – Prepared by Management

	Telupay $	I-Level $	Acquisition of Telupay Notes 2 and 3 $	Pro-Forma Adjustments Note 3 $	Pro-Forma Balance Sheet $
ASSETS
Current Assets
Cash	54,757	-	-	-	54,757
Accounts receivable	20,730	-	-	-	20,730
Other receivable	4,640	-	-	-	4,640
Prepaid expenses	9,324	-	-	-	9,324
Total Current Assets	89,451	-	-	-	89,451
Property and equipment	47,225	-	-	-	47,225
Capitalized software development costs	180,348	-	-	-	180,348
Other noncurrent assets	46,953	-	-	-	46,953
Investment in Telupay PLC	-	-	12,300,000	(12,300,000)	-
Total Other Assets	227,301	-	-	-	227,301
Total assets	363,977	-	12,300,000	(12,300,000)	363,977

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable and accrued expenses	254,924	208,373	-	-	463,297
Accounts payable and accrued expenses – related parties	273,302	59,000	-	-	332,302
Deferred revenue	27,880	-	-	-	27,880
Notes payable	-	576,306	-	-	576,306
Notes payable – related parties	354,278	-	-	-	354,278
Convertible notes payable	150,000	-	-	-	150,000
Convertible notes payable – related parties	175,000	-	-	-	175,000
Total Current Liabilities	1,235,384	843,679	-	-	2,079,063
Deferred Tax Liability	552	-	-	-	552
Total Liabilities	1,235,936	843,679	-	-	2,079,615

Stockholders' Deficit
Common stock	751,274	75,919	11,579	(751,274)	87,498
Additional paid-in capital	5,535,993	4,535,075	12,288,421	(16,997,379)	5,362,110
Cumulative translation adjustments	27,776	(6,020)	-	-	21,756
Accumulated Deficit	(7,187,002)	(5,448,653)	-	5,448,653	(7,187,002)
Total Stockholders' Deficit	(871,959)	(843,679)	12,300,000	(12,300,000)	(1,715,638)
Total Liabilities and Stockholders' Deficit	363,977	-	12,300,000	(12,300,000)	363,977

The following unaudited Pro Forma Statement of Operations has been derived from the unaudited interim financial statements of Telupay for the twelve months ended September 30, 2012 and the unaudited interim financial statements of I-Level for the twelve months ended September 30, 2012.

Pro-Forma Statements of Operations
For the twelve months ended September 30, 2012
Expressed in U.S. Dollars
Unaudited – Prepared by Management

	Telupay $	I-Level $	Acquisition of Telupay Notes 2 and 3 $	Pro-Forma Adjustments Note 3 $	Pro-Forma $
REVENUES
Service income	24,215	-	-	-	24,215

OPERATING EXPENSES
Salaries and benefits	415,912	-	-	-	415,912
Directors’ compensation – related parties	693,200	48,000	-	-	741,200
Travel	54,035	-	-	-	54,035
Professional fees	182,263	80,119	-	-	262,382
General and administrative expenses	161,839	11,131	-	-	173,420
Depreciation and amortization	69,212	-	-	-	69,212
Total Operating Expenses	1,576,461	139,250	-	-	1,715,711
Net Loss from Operations	(1,552,246)	(139,250)	-	-	(1,691,496)

OTHER INCOME (EXPENSE)
Forgiveness of debt	-	15,640	-	-	15,640
Interest income	182	-	-	-	182
Interest expense	(10,811)	(39,989)	-	-	(50,800)
Interest expense – related party	(22,250)	-	-	-	(22,250)
Foreign exchange gain (loss) - net	5,262	761	-	-	6,023
Total Other Income (Expense)	(27,617)	(23,588)	-	-	(51,205)
Net Loss Before Provision for Income Taxes	(1,579,863)	(162,838)	-	-	(1,742,701)
Provision for Income Tax - Deferred	(543)	-	-	-	(543)
NET LOSS	(1,580,406)	(162,838)			(1,743,244)

Basic and diluted loss per share	(0.02)	-	-	-	(0.02)
Weighted average shares outstanding	87,498,000	87,498,000	87,498,000	87,498,000	87,498,000

The following unaudited Pro Forma Statement of Operations has been derived from the unaudited interim financial statements of Telupay for the twelve months ended September 30, 2011 and the unaudited interim financial statements of i-Level for the twelve months ended September 30, 2011.

Pro-Forma Statements of Operations
For the twelve months ended September 30, 2011
Expressed in U.S. Dollars
Unaudited – Prepared by Management

	Telupay $	I-Level $	Acquisition of Telupay Notes 2 and 3 $	Pro-Forma Adjustments Note 3 $	Pro-Forma $
REVENUES
Service income	12,406	-	-	-	12,406

OPERATING EXPENSES
Direct operating expenses	1,952	-	-	-	1,952
Salaries and benefits	334,051	-	-	-	334,051
Directors’ compensation – related parties	164,189	48,000	-	-	212,189
Travel	107,576	-	-	-	107,576
Professional fees	791,184	15,000	-	-	806,184
General and administrative expenses	92,503	4,367	-	-	96,870
Depreciation and amortization	37,504	-	-	-	37,504
Total Operating Expenses	1,528,959	67,367	-	-	1,596,326
Net Loss from Operations	(1,516,553)	(67,367)	-	-	(1,583,920)

OTHER INCOME (EXPENSE)
Interest income	131	-	-	-	131
Interest expense	(15,811)	(39,880)	-	-	(55,691)
Interest expense – related party	(9,250)	-	-	-	(9,250)
Foreign exchange gain (loss) - net	5,940	(8,659)	-	-	(2,719)
Total Other Income (Expense)	(18,990)	(48,539)	-	-	(67,529)
Net Loss Before Provision for Income Taxes	(1,535,543)	(115,906)	-	-	(1,651,449)
Provision for Income Tax - Deferred	-	-	-	-	-
NET LOSS	(1,535,543)	(115,906)			(1,651,449)

Basic and diluted loss per share	(0.02)	-	-	-	(0.02)
Weighted average shares outstanding	87,498,000	87,498,000	87,498,000	87,498,000	87,498,000

Notes to the Pro Forma Statements
Expressed in U.S. Dollars
Unaudited – Prepared by Management

Note 1. Basis of Presentation

The accompanying unaudited Pro-Forma Statements of i-Level Media Group Incorporated (“i-Level”) as of September 30, 2012, has been compiled for illustrative purposes only for inclusion in the Form S1 Registration Statement and to give effect to the Merger Agreement between I-Level Media Group Incorporated (“I-Level”) and Telupay PLC and Subsidiaries (“Telupay”), as described in Note 2.

It is management’s opinion that the unaudited Pro-Forma Statements presents fairly, in all material respects, the transactions described in Note 2 in accordance with accounting principles generally accepted in the United States of America. The accounting policies used in the preparation of the unaudited Pro-Forma Statements are consistent with the accounting policies of I-Level used throughout 2012. The pro-forma adjustments, as described in Note 3, are based on available information and certain estimations and assumptions. The unaudited Pro-Forma Balance Sheet is not intended to reflect the financial position of I-Level which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited Pro-Forma Statements of Operations is not necessarily indicative of the results of operations that may be obtained in the future.

Note 2. Pro-Forma Transactions

I-Level and Telupay have entered into a definitive Merger Agreement and Plan of Merger (the “Merger Agreement”) that contemplates Telupay merging with and into I-Level’s wholly-owned subsidiary (“I-Level Mergeco”) (to be named Telupay International Inc.) on a stock-for-stock merger (the “Merger”) to be effected under the laws of Nevada. Upon completion of the Merger, it is anticipated that approximately 58,579,196 shares of I-Level common stock will be issued to the former Telupay stockholders to acquire Telupay.

Under the terms of the Merger Agreement, Telupay’s stockholders will receive 1.2 shares of I-Level common stock for every one share of Telupay common stock.  With 48,815,997 shares of Telupay common stock outstanding, it is anticipated that approximately 58,579,196 shares of I-Level common stock will be issued to the former Telupay stockholders upon completion of the Merger, representing approximately 67% of the issued and outstanding common shares of I-Level. Based on the closing market price of I-Level’s common stock of $0.21 per share on January 3, 2013, the total share consideration to be issued to Telupay’s stockholders will have a value of approximately $12,300,000. Upon completion of the Merger, I-Level Mergeco will be the surviving corporation and become vested with all of Telupay’s assets and property as well as liabilities and obligations.

The ratio (the “Exchange Ratio”) which determines the number of shares of I-Level common stock that are to be issued on completion of the Merger to the Telupay stockholders is subject to reduction by the shares of Telupay common stock held by those stockholders, if any, who elect to exercise dissent rights under Jersey, Channel Islands law. The Exchange Ratio also may be adjusted by good faith negotiation between the parties.

It is contemplated that 47,000,000 shares owned by I-Level’s officer and director will be cancelled pursuant to the Merger Agreement. Upon cancellation I-Level will have 28,918,825 common shares issued and outstanding and upon issuance of 58,579,196 common shares of I-Level to the former Telupay stockholders, I-Level will have 87,498,021 common shares issued and outstanding.

I-Level and Telupay have no stock options or warrants issued or outstanding at the time of the Merger Agreement.

Note 3. Pro-Forma Assumptions and Adjustments

The unaudited pro-forma financial information as of September 30, 2012 has been assuming that the Merger Agreement was completed on September 30, 2012, based on the following assumptions and adjustments:

To record transactions that occurred prior to the completion of the Merger Agreement:

  The director and officer of I-Level cancelled 47,000,000 common shares held, with a par value of $0.001 per share, as a contribution to capital. The result is a decrease to share capital and an increase to additional paid-in capital of $47,000.

To record transactions that occurred upon the completion of the Merger Agreement, pursuant to the terms of the Merger Agreement:

  To record the issuance of 58,579,196 shares of common stock, with a par value of $0.001 per share, to former Telupay stockholders for the acquisition of Telupay PLC and subsidiaries. Based on the closing market price of I-Level’s common stock of $0.21 per share on January 3, 2013, the total share consideration to be issued to Telupay’s stockholders will have and approximate value of $12,300,000. The result is an increase to Investment in Telupay of $12,300,000 and an increase to share capital of $58,579 and to additional paid-in capital of $12,241,421.

To record the re-capitalization of Telupay by applying re-capitalization accounting:

  Upon consolidation the Investment in Telupay and I-Level’s stockholders’ equity are eliminated. The following table reflects the Stockholders’ Equity section of I-Level upon consolidation applying re-capitalization accounting:
			Additional	Cumulative
	Common		Paid-in	Translation	Accumulated
	Stock	Amount	Capital	Adjustments	Deficit	Total
	#	$	$	$	$	$

	48,815, 997	751,274	5,535,993	27,776	(7,187,002)	(871,959)
Recapitalization Transactions
Telupay shares acquired by I-Level	(48,815,997)	(751,274)	751,274	-	-	-
Shares of I-Level	75,918,825	75,919	(75,919)	-	-	-
Cancellation of founders shares	(47,000,000)	(47,000)	47,000	-	-	-
Shares issued to shareholders of Telupay to effect the recapitalization	58,579,196	58,579	(58,579)	-	-	-
Net liabilities assumed of I-Level	–	–	(843,679)	-	-	(843,679)

	87,498,021	87,498	5,356,090	27,776	(7,187,002)	(1,715,638)

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement.  All amounts shown are estimates except for the SEC registration fee:

SEC registration fee:	$151.27
Accounting fees and expenses:	$10,000
Legal fees and expenses:	$25,000
Transfer agent and registrar fees:	$2,000
Fees and expenses for qualification under state securities laws:	$1,500
Miscellaneous (including Edgar filing fees):	$1,000
Total:	$39,651.27

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the Selling Stockholders.  The Selling Stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the Selling Stockholders to broker-dealers in connection with the sale of their shares.  Because we are a shell company, the Selling Stockholders are considered underwriters within the meaning of Section 2(11) of the Securities Act.

ITEM 14.        INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our directors and officers are indemnified as provided by the Nevada Revised Statutes (the “NRS”), our Articles of Incorporation and our Bylaws.

Nevada Revised Statutes

Section 78.138 of the NRS provides for immunity of directors from monetary liability, except in certain enumerated circumstances, as follows:

Except as otherwise provided in NRS 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

1.	his act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

2.	his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS provides as follows:

1.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding byjudgment, order, settlement, conviction or upon a plea of nolo contendere orits equivalent, does not, of itself, create a presumption that the person isliable pursuant to NRS 78.138 or did not act in good faith and in a mannerwhich he or she reasonably believed to be in or not opposed to the bestinterests of the corporation, or that, with respect to any criminal action orproceeding, he or she had reasonable cause to believe that the conduct wasunlawful.

2.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

(a)	is not liable pursuant to NRS 78.138; or

(b)	acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issueor matter as to which such a person has been adjudged by a court of competentjurisdiction, after exhaustion of all appeals therefrom, to be liable to thecorporation or for amounts paid in settlement to the corporation, unless andonly to the extent that the court in which the action or suit was brought orother court of competent jurisdiction determines upon application that in viewof all the circumstances of the case, the person is fairly and reasonablyentitled to indemnity for such expenses as the court deems proper.

3.	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation

Our Articles of Incorporation provide that no director or officer shall be liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, excepting only (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (b) the payment of dividends in violation of Nevada Revised Statutes Section 78.300.

Our Bylaws

Our Bylaws provide that we shall, to the fullest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto; provided, however, that we shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was initiated or authorized by one or more members of our board of directors. We may, at our expense, maintain insurance to protect ourselves and any other person against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Nevada law.

ITEM 15.        RECENT SALES OF UNREGISTERED SECURITIES

In April 2010 we settled (i) accrued expenses of $75,000 to a former director by issuing 21,429 shares at a deemed issuance price of $3.50 per share and (ii) accrued expenses of $75,000 pursuant to a consulting contact by issuing 21,429 shares at a deemed issuance price of $3.50 per share.  In each case, we relied on exemptions from registration under the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act.

In May 2010, we settled (i) accrued wages of $30,400 to a former senior officer by issuing 17,371 shares at a deemed issuance price of $1.75 per share and (ii) a loan payable (including accrued interest) of $18,733 by issuing 10,705 shares at a deemed issuance price of $1.75 per share.  In each case, we relied on exemptions from registration under the Securities Act provided by Regulation S and/or Section 4(2) of the Securities Act.

Effective on July 13, 2011, we completed a shares-for-debt private placement involving the sale of an aggregate of 13,000,000 shares at a deemed subscription price of $0.001 per share, in settlement of an aggregate of $13,000 owed by our Company to the shares-for-debt purchaser.  We relied on exemptions from registration under the Securities Act provided by Regulation S, based on representations and warranties provided by the purchaser of the shares in his subscription agreement entered into with our Company.

On March 31, 2012 we completed a shares-for-debt private placement involving the sale of an aggregate of 62,000,000 shares at a deemed issuance price of $0.002 per share, in settlement of an aggregate of $124,000 owed by our Company to the shares-for-debt purchasers.  We relied on exemptions from registration under the Securities Act provided by Regulation S, based on representations and warranties provided by the purchasers of the shares in their respective subscription agreements entered into with our Company.

ITEM 16.        EXHIBITS

The following exhibits are filed with this registration statement on Form S-1:

Exhibit No.	Description of Exhibit
3.1(1)	Articles of Incorporation.
3.2(2)	Articles of Merger (pursuant to which the Company’s Articles of Incorporation were amended to change the Company’s name to “i-Level Media Group Incorporated”).
3.3(3)	Certificate of Change filed with the Secretary of State of Nevada on June 29, 2011.
3.4(3)	Certificate of Correction filed with the Secretary of State of Nevada on July 6, 2011.
3.5(4)	Certificate of Amendment filed with the Secretary of State of Nevada on March 13, 2012.
3.6(1)	Bylaws.
5.1(9)	Opinion of McMillan LLP, with consent to use, regarding the validity of the securities being registered.
10.1(5)	Share Exchange Agreement among the Company, the i-Level Shareholders and i-Level Media Systems Limited, dated for reference effective on January 29, 2007.
10.2(6)	Service Agreement between i-Level Media Group Ltd. and Smartwin Technology Ltd. dated April 1, 2005.
10.3(7)	Collaboration Contract between i-Level SoftComm and Shanghai Jinjiang Auto Services Co., Ltd., dated December 2004 (and addendum thereto dated February 2005).
10.4(7)	Co-operation Contract between i-Level SoftComm and Smartwin Technology (Shanghai) Ltd.

10.5(7)	Memorandum of Understanding between i-Level SoftComm and Beijing Northern Taxi Co., Ltd.
10.6(8)	2007 Stock Incentive Plan.
10.7(9)	Agreement in Principle between the Company and Telupay PLC.
10.8(10)	Merger Agreement & Plan of Merger between i-Level Media Group Incorporated and Telupay PLC, dated December 13, 2012, including Telupay Disclosure Schedule pursuant thereto.
21.1	Subsidiaries of the Company: None.
23.1 *	Consent of Weaver, Martin & Samyn, LLC, Chartered Accountants.
23.2 *	Consent of L.L. Bradford & Company, LLC, Certified Public Accountants and Consultants.
23.2	Consent of Counsel (included in Exhibit 5.1).

*       Filed herewith.

(1)	Incorporated by reference from our Registration Statement on Form SB-2 as filed with the SEC on March 17, 2006.
(2)	Incorporated by reference from our Registration Statement on Form SB-2 as filed with the SEC on July 9, 2007.
(3)	Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on July 11, 2007.
(4)	Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on March 13, 2012.
(5)	Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on February 6, 2007.
(6)	Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on March 21, 2007.
(7)	Incorporated by reference from our Registration Statement on Form SB-2 as filed with the SEC on July 9, 2007.
(8)	Incorporated by reference from our Registration Statement on Form S-1 as filed with the SEC on March 6, 2008.
(9)	Incorporated by reference from our Registration Statement on Form S-1 as filed with the SEC on July 24, 2012.
(10)	Incorporated by reference from our Current Report on Form 8-K as filed with the SEC on December 19, 2012.

ITEM 17.        UNDERTAKINGS

The undersigned registrant hereby undertakes that it will:

1.	File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)	Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Il-4

3.	Remove from registration by means of a post-effective registration statement any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

__________

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Beijing, PRC, on January 21, 2013.

I-LEVEL MEDIA GROUP INCORPORATED

By:
“Francis Chiew”
Francis Chiew
President, Chief Executive Officer, Chief Financial Officer (principal financial officer and principal accounting officer), Secretary, Treasurer and a director

_________